SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Callaway Golf Company

(Name of Registrant as Specified In Its Charter)

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April 4, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Callaway Golf Company, which will be held on Tuesday, May 20, 2008, at Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

At the meeting, your Board of Directors will ask shareholders to elect seven directors and ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. These matters are described more fully in the accompanying Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees and “FOR” ratification of the appointment of the Company’s independent registered public accounting firm.

It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by voting through the Internet or by telephone or by signing, dating, and returning a proxy card in accordance with the enclosed instructions.

Sincerely,

George Fellows
President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 20, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Callaway Golf Company, a Delaware corporation, (the “Company”) is scheduled to be held at Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT), on Tuesday, May 20, 2008, to consider and vote upon the following matters described in this notice and the accompanying Proxy Statement:

1.	To elect seven directors to the Company’s Board of Directors to serve until the 2009 annual meeting of shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has nominated the following seven individuals to stand for election to the Board of Directors at the Annual Meeting: George Fellows, Samuel H. Armacost, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi, Richard L. Rosenfield and Anthony S. Thornley. All seven are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 24, 2008 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 66,275,077 shares of common stock were issued and outstanding. In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock of the Company be present in person or represented by proxy.

TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY VOTING THROUGH THE INTERNET OR BY TELEPHONE OR BY SIGNING, DATING, AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

If you plan to attend the Annual Meeting in person, we would appreciate your response by so indicating when returning the proxy.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

April 4, 2008

PROXY STATEMENT

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 20, 2008

GENERAL INFORMATION

Purpose

This Proxy Statement and accompanying proxy card will first be made available to shareholders on the Internet on or about April 10, 2008 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company”). The proxies are for use at the 2008 Annual Meeting of Shareholders of the Company, which will be held on Tuesday, May 20, 2008, at Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT), and at any meetings held upon adjournment or postponement thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 24, 2008 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

Quorum and Voting

Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by voting through the Internet or by telephone or by signing, dating and returning a proxy card. Please follow the accompanying instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the Secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later-dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for election as director as set forth in this Proxy Statement and “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. By returning the proxy (either by mail, telephone or Internet), unless you notify the Secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

At the Record Date, there were 66,275,077 shares of the Company’s Common Stock issued and outstanding. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions may be specified for all proposals except the election of directors. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. The election of directors (Proposal No. 1) and ratification of the appointment of independent registered public accounting firm (Proposal No. 2) being voted upon at the Annual Meeting are considered routine and brokers may generally vote on such proposals in their discretion if they do not receive instructions from the beneficial owners.

Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. A shareholder may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated. The seven nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the proxies to vote shares cumulatively for one or more nominees so as to elect the maximum number of directors recommended by the Board of Directors.

Solicitation of Proxies

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of Mellon Investor Services LLC to assist in the solicitation of proxies for a base fee of approximately $8,000, plus out-of-pocket expenses.

Householding

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other firms have instituted householding and have previously sent a notice to that effect to certain of the Company’s shareholders whose shares are registered in the name of the bank, broker or other firm. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one annual proxy statement will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report or annual proxy statement in the future, such shareholder should telephone the householding election system (toll-free) at 1-800-542-1061. In addition, (i) if any shareholder who previously consented to householding desires to receive a separate copy of the annual report or annual proxy statement for each shareholder at his or her same address, or (ii) if any shareholder shares an address with another shareholder and both shareholders of such address desire to receive only a single copy of the annual report or annual proxy statement, then such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771.

Other Matters

The main purpose of the Annual Meeting of Shareholders is to conduct the business described in this Proxy Statement. On some occasions in the past, the Company has chosen to expand the scope of the meeting to include presentations on portions of the Company’s business and to conduct a question and answer session with the Company’s leadership. At the upcoming Annual Meeting, it is the Company’s intention to have a brief presentation by the Chief Executive Officer after the completion of all business, followed by a short question and answer period. Due to legal and practical constraints, including regulations regarding the selective disclosure of material information, and consistent with the fact that the main purpose of the Annual Meeting is to conduct the necessary business of the Company, a significant, substantive presentation on the Company’s current or expected performance is not planned.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction

Corporate governance is the system by which corporations ensure that they are managed ethically and in the best interests of the Company’s shareholders. The Company is committed to maintaining high standards of corporate governance. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance.

One of the most important aspects of corporate governance is the election of a Board of Directors to oversee the operation of the business and affairs of the Company. The Company’s Bylaws provide that the Company’s directors shall be elected at each annual meeting of shareholders. As a result, as discussed below, the first proposal the shareholders will be asked to vote upon at the Annual Meeting is the election of seven directors to serve until the 2009 annual meeting of shareholders and until their successors are elected and qualified.

In today’s business environment, the selection of a qualified independent auditor has become a key aspect of corporate governance. This year the Board of Directors has asked that shareholders ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Proposal No. 1 — Election of Directors

Independence. The Company’s Bylaws and Corporate Governance Guidelines provide that a substantial majority of the Company’s directors must be independent. A director is independent only if the director is not an employee of the Company and the Board has determined that the director has no direct or indirect material relationship to the Company. To be independent, a director must also satisfy any other independence requirements under applicable law or regulation and the listing standards of the NYSE. In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to an organization with which the director is affiliated. To assist in its independence evaluation, the Board adopted categorical independence standards, which are listed on Exhibit A attached to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www. callawaygolf.com under Investor Relations — Corporate Governance. Compliance with these internal and NYSE independence standards is reviewed at least annually. The Board has determined that each of the six current non-management directors is independent; therefore, a majority of the members of the Board are independent. George Fellows, the Company’s President and Chief Executive Officer, is the only current non-independent director.

In considering the independence of Mr. Cushman, the Board considered a transaction involving the Company that indirectly had an immaterial benefit to Cushman & Wakefield, Inc. Mr. Cushman is the Chairman of the Board of Cushman & Wakefield, Inc. In 2007, the Company entered into a sale-lease transaction with regard to one of its buildings. As part of the transaction, the Company paid a commission to its third party real estate broker who represented the Company in the transaction. Because Cushman & Wakefield had provided consulting services to the third party real estate broker in the early stages of the transaction, upon consummation of the transaction, the third party broker paid Cushman & Wakefield a portion of its commission (i.e. approximately $77,000). The Board concluded that such amount was immaterial to Cushman & Wakefield, to Mr. Cushman and to the Company and therefore did not affect Mr. Cushman’s independence.

Nominees for Election. The Board of Directors has nominated all of the Company’s seven current directors to stand for election at the Annual Meeting to serve until the 2009 annual meeting of shareholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

The nominees for election as directors at the Annual Meeting are set forth below:

Name	Positions with the Company	Director Since
George Fellows	President and Chief Executive Officer	2005
Ronald S. Beard	Chairman of the Board and Lead Independent Director	2001
Samuel H. Armacost	Director	2003
John C. Cushman, III	Director	2003
Yotaro Kobayashi	Director	1998
Richard L. Rosenfield	Director	1994
Anthony S. Thornley	Director	2004

Biographical Information of Nominees. Set forth below is certain biographical information about each of the nominees:

George Fellows. Mr. Fellows, 65, is President and Chief Executive Officer of the Company as well as one of its Directors. He has served in such capacities since August 2005. Prior to joining the Company, during the period 2000 through July 2005, he served as President and Chief Executive Officer of GF Consulting, a management consulting firm, and served as Senior Advisor to Investcorp International, Inc. and J.P. Morgan Partners, LLC. Previously, Mr. Fellows was a member of senior management of Revlon, Inc. from 1993 to 1999, including his terms as President commencing 1995 and Chief Executive Officer commencing 1997. He is a member of the board of directors of VF Corporation (a global apparel company) and Jack in the Box Inc. (a fast food restaurant chain). Mr. Fellows graduated with a B.S. degree from City College of New York, received an MBA from Columbia University, and completed the Advanced Management Program at Harvard.

Ronald S. Beard. Mr. Beard, 69, has served as a Director of the Company since June 2001, held the position of Lead Independent Director since August 2002 and was appointed Chairman in August 2005. He is Chair of the Nominating and Corporate Governance Committee. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former Partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. Mr. Beard also serves as a Director of Javo Beverage Company. He received his law degree in 1964 from Yale Law School.

Samuel H. Armacost. Mr. Armacost, 69, has served as a Director of the Company since April 2003 and is Chair of the Compensation and Management Succession Committee. He is Chairman of SRI International (formerly Stanford Research Institute). Mr. Armacost joined SRI International in 1998. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. Prior to that time he was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. He also served as Chief Financial Officer of BankAmerica Corporation from 1979 to 1981. Currently, Mr. Armacost serves as a member of the Board of Directors of Chevron Corporation, Exponent, Inc., Del Monte Foods Company and Franklin Resources, Inc. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964.

John C. Cushman, III. Mr. Cushman, 67, has served as a Director of the Company since April 2003. He has been Chairman of Cushman & Wakefield, Inc. since it merged with Cushman Realty Corporation in 2001, which he co-founded in 1978. Mr. Cushman also serves as Director and Chief Executive Officer of Cushman Winery Corporation, which is the owner of Zaca Mesa Winery, and which he co-founded in 1972. He began his career with Cushman & Wakefield, Inc., a commercial real estate firm, from 1963 to 1978. Currently, Mr. Cushman also serves on the boards of D.A. Cushman Realty Corporation, and Inglewood Park Cemetery. Mr. Cushman is a 1963 graduate of Colgate University and he completed the Advanced Management Program at Harvard University.

Yotaro Kobayashi. Mr. Kobayashi, 74, has served as a Director of the Company since June 1998. He has been the Chief Corporate Advisor of Fuji Xerox Co., Ltd. since 2006. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. He served as Chairman of the Board from 1999 through March 2006. Mr. Kobayashi is also a Director of Sony Corporation, Nippon Telegraph and Telephone Corporation (NTT) and the American Productivity and Quality Center. He holds positions as Chairman of The Aspen Institute Japan, Pacific Asia Chairman of the Trilateral Commission, and Chairman of the International University of Japan as well as Life-Time Trustee of Keizai Doyukai. He also is on the Advisory Board of the Council on Foreign Relations and is an Advisory Council Member for Stanford University’s Institute of International Studies. In addition, Mr. Kobayashi serves on the Board of Trustees of Keio University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School in 1958.

Richard L. Rosenfield. Mr. Rosenfield, 62, has served as a Director of the Company since April 1994. He is the Chair of the Executive Committee. He is co-founder, co-Chairman, co-President and co-Chief Executive Officer of California Pizza Kitchen, Inc., a gourmet pizza restaurant chain founded in 1985. From 1973 to 1985, Mr. Rosenfield was a principal and partner of the law firm of Flax & Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

Anthony S. Thornley. Mr. Thornley, 61, has served as a Director of the Company since April 2004. He is the Chair and designated “Financial Expert” of the Audit Committee. From February 2002 to July 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He previously served as QUALCOMM’s Chief Financial Officer since 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel Networks for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand. Mr. Thornley is a director of Airvana Inc. (provider of network infrastructure products), Cavium Networks (a semiconductor company), Transdel Pharmaceuticals, Inc., Proximetry, Inc. (a privately held wireless network management company) and KMF Audio, Inc. (a privately held microphone company) and also serves as Chief Financial Officer of KMF Audio. Mr. Thornley received his degree in chemistry from Manchester University, England, and is qualified as a chartered accountant.

Vote Required

Assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” your vote with respect to the election of any or all of the nominees.

Majority Vote Policy

The Company’s Corporate Governance Guidelines set forth the Company’s procedure regarding a director who is elected but receives a majority of “withheld” votes. In an uncontested election of directors, any nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to submit in writing an offer to resign. The Nominating and Corporate Governance Committee would consider, among other things, the reasons for the Majority Withheld Vote and make a recommendation to the full Board whether or not to accept the resignation offer. The Board would consider the recommendation, determine whether or not to accept the resignation offer and disclose the basis for its determination. Full details of this procedure are set forth in the Company’s Corporate Governance Guidelines, posted on its website at www.callawaygolf.com under Investor Relations — Corporate Governance.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Committees of the Board of Directors

The Board of Directors currently has four standing committees and one subcommittee. They are the Audit Committee; the Compensation and Management Succession Committee, as well as its subcommittee, The Section 162(m) and Rule 16b-3 Subcommittee of the Compensation and Management Succession Committee; the Executive Committee; and the Nominating and Corporate Governance Committee. There is also an ad hoc Special Committee of the Board of Directors which was formed in 2005 to assist the Board of Directors in evaluating strategic alternatives. The Board of Directors has adopted written charters for each of the four standing committees. A copy of each of the charters is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees. Upon request, the Company will provide to any person without charge a copy of such charters. Any such requests may be made by contacting the Company’s Investor Relations Department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, CA 92008. More detailed information about each committee is set forth below.

Audit Committee. The Audit Committee currently consists of Messrs. Thornley (Chair), Beard and Armacost. The Board of Directors has determined that each member of the Company’s Audit Committee is independent within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder, and the applicable listing standards of the NYSE. The Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise within the meaning of the rules of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee qualifies as an Audit Committee Financial Expert as defined by Item 407(d)(5) of Regulation S-K. The Board of Directors has designated Mr. Thornley as the Audit Committee Financial Expert. The Board also believes that the collective experiences of the other members of the Audit Committee make them well qualified to serve on the Company’s Audit Committee. Shareholders should understand that Mr. Thornley’s designation as an Audit Committee Financial Expert is a Securities and Exchange Commission disclosure requirement, and it does not impose on Mr. Thornley any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is responsible for representing the Board of Directors in discharging its oversight responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, as well as oversight of the Company’s internal audit function. The Audit Committee also has oversight responsibility with regard to the Company’s legal and regulatory matters and has sole authority for all matters relating to the Company’s independent registered public accounting firm, including the appointment, compensation, evaluation, retention and termination of such firm.

Compensation and Management Succession Committee. The Compensation and Management Succession Committee currently consists of Messrs. Armacost (Chair), Beard, Cushman, Rosenfield and Thornley. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for discharging the responsibilities of the Board relating to compensation of the Company’s executives and for assisting the Board with management succession issues and planning. The Committee sets the compensation of the Chief Executive Officer together with the other independent directors. The Committee sets the compensation of the other executive officers in consultation with the Chief Executive Officer.

In order to preserve the Company’s maximum flexibility for awarding as well as taking deductions for executive compensation, during 2007 the Board of Directors authorized the formation of The Section 162(m) and Rule 16b-3 Subcommittee of the Compensation and Management Succession Committee. The Subcommittee currently consists of Messrs. Armacost (Chair), Beard, Rosenfield and Thornley. The purpose of the Subcommittee is to ensure that at all times there is a Board committee comprised solely of two or more

(i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) and (ii) “non-employee directors” (as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended). The Subcommittee is responsible for the performance of duties that require action by a compensation committee comprised solely of two or more “non-employee directors” and/or two or more “outside directors,” including administration of the Company’s incentive-compensation and equity-based compensation plans, the grant of awards to executive officers, and the responsibility to establish any performance goals related to such awards or other performance-based compensation for executive officers of the Company.

Executive Committee. The Executive Committee currently consists of Messrs. Rosenfield (Chair), Fellows, Beard and Cushman. As discussed above, Messrs. Rosenfield, Beard and Cushman are all currently deemed to be independent directors as determined under the applicable independence standards described above, including the NYSE listing standards, and Mr. Fellows is deemed to be a non-independent, management director. There is no requirement that the Company have an executive committee or that the members of the committee be independent. The Charter of the Executive Committee provides that a majority of the members be non-management directors. The Committee is responsible for assisting the Board of Directors in discharging its duties to the Company and to the Company’s shareholders. The Committee performs such tasks as the Board of Directors delegates to it from time to time. This Committee did not meet in 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Beard (Chair), Armacost, Cushman, Kobayashi, Rosenfield and Thornley. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for identifying and recommending to the Board individuals who are qualified to serve on the Board of Directors and recommending candidates who should stand for election at each annual meeting of shareholders. The Committee is also responsible for oversight of the Company’s corporate governance practices, including the Company’s Corporate Governance Guidelines, and evaluation of the effectiveness of the Board and Board Committees.

The Committee believes that the continuing service of qualified incumbents promotes stability and continuity among the Board of Directors and contributes to the Board’s ability to function effectively. The continuing service of qualified incumbents also provides the Company with the benefit of the familiarity with and insight into the Company’s affairs that its directors have accumulated during their tenure. As a result, in considering candidates for nomination for each annual meeting of shareholders, the Committee first considers the Company’s incumbent directors who desire to continue their service on the Board. The Committee will generally recommend to the Board an incumbent director for re-election if the Committee has determined that (i) the incumbent director continues to satisfy the threshold criteria described below, (ii) the incumbent director has satisfactorily performed his or her duties as a director during the most recent term and (iii) there exists no reason why, in the Committee’s view, the incumbent director should not be re-elected.

If a vacancy becomes available on the Board of Directors as a result of the death, resignation or removal of an incumbent director or as a result of action taken by the Board to increase the size of the Board, the Committee proceeds to identify candidates who meet the threshold criteria described below. The Committee may use a variety of methods for identifying director candidates, including professional search firms and recommendations from the Company’s officers, directors, shareholders or other persons. Once a candidate has been identified, the Committee evaluates whether the candidate has the appropriate skills and characteristics to become a director and whether the candidate satisfies the following threshold criteria: (i) a candidate should exhibit very high personal and professional ethics, integrity and values; (ii) a candidate should not have any conflicting interest that would materially impair his or her ability to discharge the fiduciary duties of a director; (iii) a candidate should be committed to the best interests of the Company’s shareholders and be able to represent fairly and equally all shareholders without favoring or advancing any particular shareholder or other constituency; and (iv) a candidate should be able to devote adequate time to his or her service as a director. Candidates are also evaluated based upon their independence, education and relevant business and industry experience. These factors, and others, are considered by the Nominating and Corporate Governance Committee in the context of the Board as a whole and in light of the Board’s needs at a particular time.

If a shareholder believes that he or she has identified an appropriate candidate who is willing to serve on the Company’s Board of Directors, the shareholder may submit a written recommendation to the Chair of the Nominating and Corporate Governance Committee c/o the Company’s Secretary at 2180 Rutherford Road, Carlsbad, California 92008. Such recommendation must include detailed biographical information concerning the recommended candidate, including a statement regarding the candidate’s qualifications. The Nominating and Corporate Governance Committee may require such further information and obtain such further assurances concerning the recommended candidate as it deems reasonably necessary. The Nominating and Corporate Governance Committee will review properly submitted shareholder candidates in the same manner as it evaluates all other director candidates. In addition to bringing potential qualified candidates to the attention of the Nominating and Corporate Governance Committee as discussed above, a nomination of a person for election to the Board of Directors at an annual meeting of shareholders may be made by shareholders who meet the qualifications set forth in the Company’s Bylaws and who make such nominations in accordance with the procedures set forth in the Company’s Bylaws, including the procedures described under the heading “Shareholder Proposals” in this Proxy Statement.

Ad Hoc Committees. From time to time, the Board of Directors has formed ad hoc committees. In 2005, the Board formed an ad hoc Special Committee to assist it with evaluating strategic alternatives. The Special Committee currently consists of Messrs. Beard (Chair), Armacost, Cushman, Rosenfield and Thornley.

Lead Independent Director

The Board also appoints a Lead Independent Director. Ronald S. Beard is currently the designated Lead Independent Director and he has served in that role since August 2002. The Lead Independent Director coordinates the activities of the independent directors and serves as a liaison between the Chief Executive Officer and the independent directors. The Lead Independent Director also presides at the executive sessions (without management) of the independent directors. A copy of the Charter for the Lead Independent Director position is available at the corporate governance section of the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Membership.

Meetings and Director Attendance

During 2007, the Company’s Board of Directors met seven times and the independent directors met in executive session at four of those meetings; the Audit Committee met 13 times; the Compensation and Management Succession Committee met five times; and the Nominating and Corporate Governance Committee met four times. During 2007 neither the Executive Committee nor the Special Committee held any meetings. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted under Delaware corporate law, or discuss Company business without calling a formal meeting. During 2007, all of the Company’s current directors attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. All of the Board members are expected to attend the annual meetings of shareholders and all directors attended the 2007 annual shareholders’ meeting.

Director Compensation

Directors who are not employees of the Company are paid annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The annual base cash compensation and daily cash compensation is $45,000 and $1,500, respectively. Non-employee directors who serve as Chairs of committees of the Board of

Directors are paid an additional $300 per day per committee meeting attended. In recognition of the significant amount of time they are required to spend on Company business between meetings, the Lead Independent Director, the Chair of the Audit Committee and the Chair of the Compensation and Management Succession Committee are paid additional annual cash retainers of $30,000, $10,000 and $5,000, respectively. For additional information see “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2007” included in this Proxy Statement.

During 2007, the non-employee directors participated in the Callaway Golf Company Amended and Restated 2001 Non-Employee Directors Stock Incentive Plan (the “2001 Plan”), which was approved, as amended and restated, by the Company’s shareholders at the Company’s 2006 annual meeting. As so amended and restated, the 2001 Plan authorizes the grant of various equity awards, including stock options, restricted stock and restricted stock units, to allow the Board greater flexibility in setting the long-term incentives for directors. It is the Company’s current practice that upon the initial election or appointment of a new director and for each year of continuing service, he or she is granted stock options, restricted stock, restricted stock units or a combination thereof pursuant to the 2001 Plan. Such initial and continuing service awards are made as of the date of appointment or re-election in the form and amount as determined by the Board of Directors on the recommendation of the Compensation Committee. In 2007 each of the non-employee directors were granted 2,710 restricted stock units as continuing service awards, as described in “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2007.” Subject to certain anti-dilution and weighting adjustments, a maximum of 500,000 shares are approved for issuance upon the exercise of awards granted under the 2001 Plan.

The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s current products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive golf club products of the Company, free of charge, for their own personal use and the use of immediate family members residing in their households. The directors also receive other products (e.g., golf balls and accessories) and benefits (e.g., the right to participate in the Company’s deferred compensation plan, the right to purchase a limited amount of additional golf clubs, balls and accessories at a discount) that are not material in amount.

Communications with the Board

Shareholders and other interested parties may contact the Company’s Lead Independent Director or the non-management directors as a group by email at: Non-managementdirectors@callawaygolf.com, or by mail to: Board of Directors, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. The Corporate Secretary’s office will review all incoming communications and will filter out solicitations and junk mail. All legitimate communications are reviewed with the Lead Independent Director for distribution to the other non-management directors or for handling as appropriate.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted and published on its website its Corporate Governance Guidelines to provide the Company’s shareholders and other interested parties with insight into the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and for reporting and making recommendations to the Board concerning these guidelines. The Corporate Governance Guidelines cover, among other things, board composition and director qualification standards, responsibilities of the Board of Directors, Board compensation, committees of the Board of Directors and other corporate governance matters.

The Board of Directors has also adopted a Code of Conduct that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company’s Code of Conduct covers the basic standards of conduct applicable to all directors, officers and employees of the Company, as well as the Company’s Conflicts of Interest and Ethics Policy and other specific compliance standards and related matters. The Company will promptly disclose any waivers of, or amendments to, any provision of the Code of Conduct that applies to the Company’s directors and senior financial and executive officers on its website at www.callawaygolf.com.

The Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively. Upon request, the Company will provide to any person without charge a copy of the Company’s Corporate Governance Guidelines or Code of Conduct. Any such requests may be made by contacting the Company’s Investor Relations department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, California 92008.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Duties and Responsibilities

The duties and responsibilities of the Audit Committee are set forth in its written charter. In summary, they are:

•	Review and discuss with the outside auditors the scope and results of the annual audit and any reports with respect to interim periods.

•

Review and discuss with management and the outside auditors the annual and quarterly financial statements of the Company, including any significant financial reporting issues and judgments, the effects of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in reports filed with the Securities and Exchange Commission, and any major issues regarding the Company’s accounting principles and financial statements.

•	Review and discuss the Company’s policies with respect to earnings press releases and other disclosures of financial information and/or guidance.

•	Responsibility and sole authority for all matters relating to the Company’s outside auditors, including their appointment, compensation, evaluation, retention and termination.

•	Approval of all services to be performed by the outside auditors, including pre-approval of any permissible non-audit services.

•	Recommend to the Board, based on its review and discussions with management and the outside auditors, whether the financial statements should be included in the Annual Report on Form 10-K.

•	Review and consider the independence of the outside auditors.

•	Obtain and review a report by the outside auditors on their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review.

•	Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program, and the adequacy and effectiveness of internal controls.

•	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures.

•	Review material pending legal proceedings and material contingent liabilities.

•

Oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s code of conduct policies, including review of related party transactions and other conflict of interest issues.

•

Review and discuss the Company’s policies with respect to risk assessment and risk management, and oversee the Company’s legal and regulatory compliance programs, code of conduct, and conflict of interest policies.

•	Establish procedures for handling complaints about accounting, internal controls and audit matters.

•	Evaluate annually the performance of the Audit Committee and the adequacy of its charter.

In addition to its charter, the Audit Committee has also adopted (i) a written policy restricting the hiring of candidates for accounting or financial reporting positions if such candidates have certain current or former relationships with the Company’s independent auditors; (ii) procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters and the confidential submission by employees of any concerns regarding such accounting or auditing matters; (iii) a written policy governing the preapproval of audit and non-audit fees and services to be performed by the Company’s independent auditors; and (iv) a written policy requiring management to report to the Committee transactions with the Company’s officers or certain other parties.

In general, the Audit Committee represents the Board of Directors in discharging its general oversight responsibilities for the Company and its subsidiaries in the areas of accounting, auditing, financial reporting, risk assessment and management, and internal controls. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its financial reporting process and the Company’s independent auditors are responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent auditors the Company’s annual and quarterly financial statements and financial reporting process and for providing advice, counsel and direction to management and the Company’s independent auditors on such matters based upon the information it receives, its discussions with management and the independent auditors and the experience of the Audit Committee members in business, financial and accounting matters.

The Company has an internal audit department that, among other things, is responsible for objectively reviewing and evaluating the adequacy and effectiveness of the Company’s system of internal controls, including controls relating to the reliability of the Company’s financial reporting. The internal audit department reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer.

2007 Audit Committee Activities

During 2007, the Audit Committee met formally 13 times. Messrs. Armacost, Beard, and Thornley served on the Committee throughout 2007, throughout which Mr. Thornley served as Chair. The Board has determined that throughout 2007 all members of the Audit Committee met all applicable independence requirements of the NYSE and SEC during the time they served on the Committee, and that all members of the Audit Committee were financially literate and had accounting or related financial management expertise within the meaning of the NYSE listing standards. In addition, the Audit Committee has designated Mr. Thornley as the Audit Committee Financial Expert. Shareholders should understand that this designation is a Securities and Exchange Commission disclosure requirement, and does not impose on Mr. Thornley any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of him or any other member of the Audit Committee or the Board.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent registered public accounting firm for 2007. The Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly and audited annual financial statements for the year ended December 31, 2007. The Audit Committee discussed with Deloitte the matters that the auditors are required to discuss with the Audit Committee pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1 AU section 380) (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including (i) the Company’s significant accounting policies and their application, (ii) the reasonableness of management’s accounting estimates and judgments used in the preparation of the Company’s financial statements, and (iii) the quality of the Company’s accounting procedures and practices.

In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors’ independence. Although such letter is only required annually, as a matter of procedure the Audit Committee requests that the Company’s independent auditors provide such letter at least quarterly and such letter was provided at least quarterly during 2007. The Audit Committee actively engaged in a dialogue with the independent auditors with respect to any disclosed relationships or services that might impact the auditors’ objectivity and independence.

During the course of 2007, the principal internal auditor and management documented, tested and evaluated the Company’s system of internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Committee received periodic updates provided by the principal internal auditor, management and Deloitte at least quarterly at a Committee meeting. Upon completion of the evaluation, the principal internal auditor and management reported to the Committee regarding the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Non-Audit Services

In accordance with the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission, it is the Audit Committee’s policy that all non-audit services to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. The Audit Committee generally approves the use of the Company’s auditors to perform non-audit services only in limited circumstances and the non-audit services that have been approved in the past generally have been tax-related services as is permitted under the rules of the Securities and Exchange Commission.

Major Consulting Project. As discussed in the Company’s proxy statement last year, the Audit Committee made an exception to its general practices and approved the engagement of Deloitte Consulting in late 2006 for non-audit services that were not tax-related. These services included the identification of potential expense reduction opportunities related to the procurement of indirect goods and services and inventory management. As a result of that engagement, Deloitte Consulting assisted the Company in identifying the potential for significant cost savings in those areas. In January, 2007, based upon management’s recommendation and after a thorough review of this matter, the Audit Committee further approved the engagement of Deloitte Consulting to provide recommendations and to advise the Company’s management team during management’s implementation of initiatives designed to realize the potential cost savings previously identified. It is the Audit Committee’s view that at all times during the provision of these non-audit services, Deloitte & Touche LLP and Deloitte Consulting remained independent. Deloitte Consulting completed these non-audit services in March 2008. As of the date of this report Deloitte Consulting is no longer performing any non-audit services for the Company.

The Committee recognizes the importance of maintaining the independence of the Company’s independent auditors and considered this matter extensively before approving the engagement of Deloitte Consulting. The Committee approved the non-audit services only after considering the applicable SEC and PCAOB auditor independence rules and numerous consultations with outside legal counsel and Deloitte (including a review of this matter at appropriate levels within Deloitte), and the Committee’s receipt of a written representation from Deloitte that it is independent with respect to this matter. The Audit Committee also reviewed this matter with the Company’s full Board of Directors, which was fully supportive of the engagement of Deloitte Consulting for these services. Strict procedures were agreed upon in advance to assure independence.

The Committee believes that approving the engagement of Deloitte Consulting to assist the Company with these initiatives was in the best interests of the Company’s shareholders. The Company has already realized, and believes it will continue to realize, significant cost savings from its cost reduction initiatives. Management and the Audit Committee believe the Company would not have been able to realize such savings as quickly or cost efficiently without the services provided by Deloitte Consulting. Set forth below is additional detail regarding the services performed, the fees paid to Deloitte for such services, and the steps the Company and Deloitte undertook during this process to ensure the continued independence of Deloitte.

Background. In August 2005, following a year of transition and subpar financial results, the Board of Directors hired a new Chief Executive Officer, George Fellows. The Board charged Mr. Fellows with responsibility for significantly increasing the Company’s profitability. In response, Mr. Fellows developed a two-staged plan for improving profitability. The first phase was designed to reduce operating expenses and the second phase was designed to improve gross margins. Mr. Fellows oversaw the implementation of the operating expense reduction initiatives during the latter part of 2005 and during 2006. In August 2006, Mr. Fellows hired a new executive officer, Dave Laverty, to oversee the Company’s manufacturing operations and to focus on improving gross margins.

During the fourth quarter of 2006, management recommended that the Audit Committee approve the engagement of Deloitte Consulting to assist in evaluating the Company’s processes and practices related to the procurement of indirect goods and services and inventory management. Management proposed using Deloitte Consulting because (i) as a practical matter, finding effective consultants can be a “hit-or-miss” proposition making a proven track record critical to minimizing risk and expediting the process, (ii) on more than one occasion at other corporations Mr. Laverty had previous successful experiences with Deloitte Consulting on similar projects with positive results, and (iii) the Company wanted to determine quickly the magnitude of the potential cost reduction opportunities in the areas of indirect goods and services and inventory management and therefore whether to focus resources on these areas or on other gross margin improvement initiatives. The Audit Committee considered this matter at length and ultimately approved the engagement of Deloitte Consulting to conduct the proposed evaluation.

As a result of its evaluation, the Company, working with Deloitte Consulting, identified opportunities for significant operational improvements and cost reductions, which if realized, were expected to have a significant positive impact on the Company’s gross margins and profitability and ultimately shareholder value. At the conclusion of the evaluation, the Committee and the Company’s management concluded that (i) Deloitte Consulting was in the best position to advise the Company related to the implementation of these initiatives given the nature of the initiatives and the work Deloitte Consulting had performed to date, (ii) engaging another firm at that point would significantly delay the implementation of the initiatives and the realization of the benefits from those initiatives, (iii) engaging another firm at that point would significantly increase the costs of implementing the initiatives, and (iv) procedures could be implemented that would assure the continued independence of Deloitte as the Company’s independent registered public accounting firm. As discussed above, after confirming the proposed services and associated fees were in accordance with the SEC and PCAOB auditor independence rules and after considering the potential significant benefits to the Company’s shareholders from the efficient and timely realization of the potential cost reductions, the Committee approved the engagement of Deloitte Consulting to provide advisory services during the Company’s efforts to capture the cost reductions and improve the inventory planning and procurement process.

Independence. In approving these non-audit services, the Audit Committee considered whether the provision of such non-audit services during 2007 (as well as 2006) was compatible with maintaining the independence of Deloitte as the Company’s auditor. Prior to approving the services, the Committee and management, in coordination with Deloitte, implemented procedures and processes for ensuring the continued independence of Deloitte. These procedures and processes included (i) the initial and continued mandatory training of personnel at the Company and at Deloitte regarding independence matters, (ii) the formation of a joint independence working group, consisting of members of Company management and Deloitte, to monitor and handle any day-to-day independence questions or matters before they became a significant issue, (iii) the formation of an independence council, consisting of members of the Company’s senior management team and Deloitte, to meet regularly to discuss and advise on any questions or matters brought to the council’s attention by the independence working group and to review on a regular basis the controls in place for ensuring the continued independence of Deloitte, (iv) a status report to the Audit Committee by management and by Deloitte at each Audit Committee meeting, and (v) various other processes, procedures and controls for monitoring and ensuring Deloitte’s continued independence during this project. Based in part upon these processes, the Audit Committee concluded that Deloitte Consulting’s provision of such non-audit services was compatible with maintaining Deloitte’s independence.

Fees and Benefits. The total fees and expenses paid to Deloitte Consulting for the non-audit services from October 2006 through March 2008 were approximately $8.3 million. Of this amount, approximately $1.2 million related to services performed in 2006, approximately $6.5 million related to services performed in 2007, and approximately $600,000 related to services performed in 2008.

As of the date of this report, the benefits realized from these services have been significant and include reduced manufacturing, selling, and general and administrative expenses. The benefits also include a reduction in inventory levels, resulting in improved liquidity and a significant reduction in interest expense. The initiatives were implemented in phases throughout 2007 and are permanent reductions which should continue to provide benefits in 2008 and thereafter. These initiatives and savings are an important part of the Company’s overall gross margin and cost reduction initiatives. Although some of these benefits might have been obtained if a different consultant had been used to assist with the implementation of these initiatives, using a different consultant could have increased the total cost of the initiatives, caused a significant delay in the realization of the cost savings, and increased the risk that the initiatives would be unsuccessful. Given the importance and urgency of the initiatives and the magnitude and ongoing nature of the cost reductions, the Committee strongly believed that approving the engagement of Deloitte Consulting to perform the non-audit services was in the best interests of the Company and its shareholders. (Shareholders should note that the Company also realized other significant cost reductions from its gross margin initiatives which are omitted from the foregoing discussion because the other savings were not directly related to the services described above).

MEMBERS OF THE AUDIT COMMITTEE

Anthony S. Thornley (Chair)

Samuel H. Armacost

Ronald S. Beard

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee, which is comprised entirely of independent directors, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Deloitte has served as the Company’s independent auditors since December 2002. Information concerning the services performed by Deloitte and the fees for such services for 2007 and 2006 are set forth below under “Fees of Independent Registered Public Accounting Firm.” Representatives of Deloitte are expected to attend the Annual Meeting, where they are expected to be available to respond to questions, and if they desire, to make a statement.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Pursuant to the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE, the Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm. Ratification of this appointment is not required to be submitted to shareholders and a shareholder vote on this matter is advisory only. Nonetheless, as a matter of good corporate governance, the Company is seeking ratification of the appointment of Deloitte. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte. Because the Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm, however, the ultimate decision to retain or appoint Deloitte in the future as the Company’s independent registered public accounting firm will be made by the Audit Committee based upon the best interests of the Company at that time.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of shares of Common Stock represented and voting, in person or by proxy, at the Annual Meeting is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A “broker non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Fees of Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for the audit of the Company’s annual financial statements, fees for the review of the Company’s interim financial statements and fees for the audit of the Company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the Commission. The aggregate audit fees billed by Deloitte for 2007 and 2006 were $1,711,730 and $1,516,860, respectively.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The aggregate audit-related fees billed by Deloitte for 2007 and 2006 were $30,740 and $27,560, respectively. The fees for 2007 and 2006 were incurred primarily in connection with the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan for the years ended December 31, 2006 and 2005, respectively.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of the independent registered public accounting firm except for those tax services that could be classified as audit or audit-related services. There were no tax fees billed by Deloitte for 2007 or 2006.

All Other Fees. All other fees include fees for all services except those described above. The aggregate of such other non-audit fees billed by Deloitte for 2007 and 2006 was $6,513,573 and $1,161,534, respectively, which was in connection with the consulting services provided by Deloitte Consulting with regard to the Company’s processes and practices related to the procurement of indirect goods and services and the planning and management of inventory. For additional information concerning these services, see the Report of the Audit Committee included in this Proxy Statement.

None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy for Preapproval of Auditor Fees and Services

The Audit Committee has adopted a policy that all audit, audit-related, tax and any other non-audit service to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. It is the Company’s policy that all such services be preapproved prior to the commencement of the engagement. The Audit Committee is also required to preapprove the estimated fees for such services, as well as any subsequent changes to the terms of the engagement. The Audit Committee has also delegated the authority (within specified limits) to the Chair of the Audit Committee to preapprove such services if it is not practical to wait until the next Audit Committee meeting to seek such approval. The Audit Committee Chair is required to report to the Audit Committee at the following Audit Committee meeting any such services approved by the Chair under such delegation.

The Audit Committee will only approve those services that would not impair the independence of the independent registered public accounting firm and which are consistent with the rules of the Securities and Exchange Commission and the Public Company Accounting Oversight Board. The Audit Committee policy specifically provides that the following non-audit services will not be preapproved: (i) bookkeeping or other services related to the Company’s accounting records or financial statements, (ii) financial information systems design and implementation services, (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions, (vii) human resources, (viii) broker-dealer, investment adviser or investment banking services, (ix) legal services and (x) expert services unrelated to an audit for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

Under this policy, the Audit Committee meets at least annually to review and where appropriate approve the audit and non-audit services to be performed by the Company’s independent registered public accounting firm. Any subsequent requests to have the independent registered public accounting firm perform any additional services must be submitted in writing to the Audit Committee by the Chief Financial Officer, together with the independent registered public accounting firm, which written request must include an affirmation from each that the requested services are consistent with the Securities and Exchange Commission and Public Company Accounting Oversight Board’s rules on auditor independence.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 29, 2008 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the compensation tables appearing elsewhere in this Proxy Statement (“named executive officer”) and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group. As of February 29, 2008, there were 66,277,620 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	9,154,622	13.81%
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	3,390,400	5.11%
Union Bank of California, N.A., Trustee for the Callaway Golf Company Grantor Stock Trust(4) 530 B. Street San Diego, CA 92101	1,633,828	2.47%
Samuel H. Armacost(5)	47,000	*
Ronald S. Beard(6)	49,500	*
John C. Cushman, III(7)	37,000	*
George Fellows(8)	543,872	*
Bradley J. Holiday(9)	398,903	*
Yotaro Kobayashi(10)	118,000	*
David A. Laverty(11)	8,801	*
Steven C. McCracken(12)	251,452	*
Richard L. Rosenfield(13)	66,100	*
Anthony S. Thornley(14)	28,000	*
Thomas T. Yang(15)	22,192	*
All directors, named executive officers and other executive officers as a group (11 persons)(16)	1,570,820	2.37%

*	Less than one percent
(1)

Except as otherwise indicated, the address for all persons shown on this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of stock options if the options may be exercised on or before April 29, 2008, irrespective of the price at which the Company’s Common Stock is trading on the NYSE. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options where the exercise price of the options is above the trading price of the Company’s Common Stock on the NYSE. The closing price of the Company’s Common Stock on the NYSE on February 29, 2008 was $15.24. In addition, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table (a) includes unvested shares of restricted stock granted under the Company’s equity–based compensation plans and (b) excludes unvested restricted stock units (“RSUs”) granted under such plans. Until vested, the shares of restricted stock and RSUs are subject to forfeiture and subject to restrictions on transfer. The holder of unvested restricted stock shares may vote the shares and is entitled to receive dividends; the holder of unvested RSUs may not vote the shares but is entitled to receive dividend equivalents thereon.

(2)	This information is based upon a Schedule 13G/A filed by FMR LLC (formerly FMR Corporation) with the Securities and Exchange Commission on February 14, 2008. This schedule also reported that FMR LLC has sole dispositive power with respect to all such shares and sole voting power with respect to 446,900 such shares.
(3)	This information is based upon a Schedule 13G/A filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 28, 2008. This schedule also reported that Royce & Associates, LLC has sole voting and dispositive power with respect to all such shares.
(4)	The Callaway Golf Company Grantor Stock Trust (the “GST”) holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and Union Bank of California, N.A., (the “Trustee”) disclaim beneficial ownership of all shares of Common Stock. The Trustee has no discretion in the manner in which the Company’s Common Stock held by the GST will be voted. The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company’s stock option plans and employees who have purchased stock under the Company’s Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company’s Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of March 24, 2008, the following named executive officers and group would have the right to direct the vote of the following approximate share amounts: Mr. Fellows — 266,713, Mr. Holiday — 126,268, Mr. Laverty — 19,574, Mr. McCracken — 119,806 and Mr. Yang — 21,748 and all current executive officers as a group 554,109. If fewer than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

(5)	Includes 32,000 shares issuable upon exercise of options held by Mr. Armacost, which are currently exercisable or become exercisable on or before April 29, 2008. Mr. Armacost’s non-option shares are held in a family trust with his wife as a co-trustee. Excludes 3,818 and 2,743 RSUs, which are scheduled to vest on June 6, 2009 and June 5, 2010, respectively.
(6)	Includes 44,000 shares issuable upon exercise of options held by Mr. Beard, which are currently exercisable or become exercisable on or before April 29, 2008. Mr. Beard’s spouse has shared voting and investment power for his non-option shares. Excludes 3,818 and 2,743 RSUs, which are scheduled to vest on June 6, 2009 and June 5, 2010, respectively.
(7)	Includes 32,000 shares issuable upon exercise of options held by Mr. Cushman, which are currently exercisable or become exercisable on or before April 29, 2008. All non-option shares are held jointly with his spouse. Excludes 3,818 and 2,743 RSUs, which are scheduled to vest on June 6, 2009 and June 5, 2010, respectively.
(8)	Includes 358,924 shares issuable upon exercise of options held by Mr. Fellows, which are currently exercisable or become exercisable on or before April 29, 2008. Also includes 160,000 shares of restricted stock, which are scheduled to vest on December 31, 2008. Excludes 75,455 and 71,493 RSUs, which are scheduled to vest on January 16, 2010 and January 14, 2011, respectively.
(9)	Includes 385,429 shares issuable upon exercise of options held by Mr. Holiday, which are currently exercisable or become exercisable on or before April 29, 2008. Also includes 10,173 shares of restricted stock, which are scheduled to vest on January 27, 2009. Excludes 9,432 and 7,820 RSUs, which are scheduled to vest on January 16, 2010 and January 14, 2011, respectively.
(10)	Includes 118,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before April 29, 2008. Excludes 3,818 and 2,743 RSUs, which are scheduled to vest on June 6, 2009 and June 5, 2010, respectively.

(11)	Includes 2,602 shares issuable upon exercise of options held by Mr. Laverty, which are currently exercisable or become exercisable on or before April 29, 2008. Also includes 5,871 shares of restricted stock, which are scheduled to vest on August 1, 2009. Excludes 2,129, and 4,906 and 7,820 RSUs, which are scheduled to vest on January 16, 2010, August 22, 2010 and January 14, 2011, respectively.
(12)	Includes 212,484 shares issuable upon exercise of options held by Mr. McCracken, which are currently exercisable or become exercisable on or before April 29, 2008. Also includes 25,995 shares held by the McCracken/Waggener Family Trust for which Mr. McCracken is a trustee with voting and dispositive powers over such shares. Also includes 1,500 shares held by Mr. McCracken’s spouse and 10,173 shares of restricted stock, which are scheduled to vest on January 27, 2009. Excludes 9,432 and 7,820 RSUs which are scheduled to vest on January 16, 2010 and January 14, 2011, respectively.
(13)	Includes 38,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before April 29, 2008. Also includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse. Excludes 3,818 and 2,743 RSUs, which are scheduled to vest on June 6, 2009 and June 5, 2010, respectively.
(14)	Includes 26,000 shares issuable upon exercise of options held by Mr. Thornley, which are currently exercisable or become exercisable on or before April 29, 2008. Excludes 3,818 and 2,743 RSUs, which are scheduled to vest on June 6, 2009 and June 5, 2010, respectively.
(15)	Includes 15,978 shares issuable upon exercise of options held by Mr. Yang, which are currently exercisable or become exercisable on or before April 29, 2008. Also includes 6,214 shares of restricted stock, which are scheduled to vest on July 20, 2009. Excludes 7,074 and 7,820 RSUs, which are scheduled to vest on January 16, 2010 and January 14, 2011, respectively.
(16)	Includes 1,265,417 shares issuable upon exercise of options held by these individuals, which are currently exercisable or become exercisable on or before April 29, 2008. Includes 192,431 shares of restricted stock and excludes 250,567 RSUs, all of which remain subject to future vesting.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

During 2007, the responsibility for fixing the compensation of the Company’s executives was generally delegated by the Board of Directors to the Compensation and Management Succession Committee (the “Compensation Committee”). In accordance with its written charter, the Compensation Committee has the following specific duties and responsibilities:

•

Oversee the Company’s overall compensation structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives given the Company’s strategic and operational objectives.

•

Oversee the Company’s incentive compensation and equity-based compensation plans, including granting awards under any such plans, and approve, amend or modify the terms of management related compensation or benefit plans that do not require shareholder approval.

•

Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer, evaluate his performance in light of those goals and objectives, and, together with the other independent members of the Board, set the chief executive officer’s compensation level based on this evaluation.

•	Set the compensation of other executive officers after considering the recommendation of the chief executive officer.

•	Approve employment agreements and severance arrangements for executive officers, including change in control provisions, plans or agreements.

•	Review succession plans relating to positions held by executive officers and make recommendations to the Board regarding selections of individuals to fill these positions.

•	Annually evaluate the performance of the Compensation Committee and the adequacy of the Compensation Committee charter.

•	Perform such other duties and responsibilities as are consistent with the purpose of the Compensation Committee as may be assigned from time to time by the Board.

In addition, in November 2007, the Board formed a subcommittee of the Compensation Committee, namely the Rule 16b-3 and Section 162(m) Subcommittee (the “Subcommittee”). The purpose of the Subcommittee is to perform the duties and responsibilities of the Compensation Committee which require action by a compensation committee comprised solely of two or more “non-employee directors” (within the meaning of Section 16b-3 under the Securities Exchange Act of 1934, as amended) and/or two or more “outside directors” (within the meaning of Rule 162(m) under the Internal Revenue Code of 1986, as amended). The Subcommittee did not meet or take action in 2007.

Additional information concerning the Company’s executive compensation programs can be found in “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” and the narrative and tabular disclosure that follows it in this Proxy Statement.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION AND MANAGEMENT

SUCCESSION COMMITTEE

Samuel H. Armacost, Chair

Ronald S. Beard

John C. Cushman, III

Richard L. Rosenfield

Anthony S. Thornley

The preceding “Report of the Compensation and Management Succession Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Introduction.

The following is a discussion of the compensation paid for 2007 to the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2007. These individuals and their current positions are listed below:

George Fellows, President and Chief Executive Officer

Steven C. McCracken, Senior Executive Vice President, Chief Administrative Officer and Secretary

Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer

David A. Laverty, Senior Vice President, Operations

Thomas T. Yang, Senior Vice President, International

These individuals are sometimes collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this Proxy Statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation paid to the named executive officers for 2007.

Purpose of Executive Compensation Programs.

Callaway Golf Company is a public corporation engaged in the manufacture and sale of golf equipment, as well as the sale of other golf-related products, including golf bags, apparel, footwear, and accessories. The sale of golf products is a highly competitive business that is becoming more competitive each year. The Company has operations in the United States, the United Kingdom, Japan, Canada, Korea, Australia, and China and directly, or indirectly through third party distributors, sells its products in over 100 countries worldwide. In 2007, the Company had net sales of over $1.1 billion. Given the complexity and size of the Company’s business, the Board of Directors must recruit and appoint highly qualified individuals to serve as the Company’s executive officers to oversee and manage the Company’s operations. The purpose of the Company’s executive compensation programs is to attract, retain, motivate and appropriately reward these executive officers. They are also intended to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

Executive Officer Compensation is Generally Set by the Compensation and Management Succession Committee.

The Company’s Board of Directors has delegated to the Compensation and Management Succession Committee (the “Compensation Committee”) the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the Company’s named executive officers. The Compensation Committee sets the compensation of the Chief Executive Officer together with the other independent directors and sets the compensation of the other executive officers in consultation with the Chief Executive Officer.

The Compensation Committee consists entirely of independent directors. Currently, the following five directors serve on the Compensation Committee: Samuel H. Armacost (Chair); Ronald S. Beard, John C. Cushman, III, Richard L. Rosenfield and Anthony S. Thornley. Additional information concerning the Compensation Committee and its members, as well as the Report of the Compensation Committee, is included in other sections of this Proxy Statement.

The Compensation Committee has the responsibility for, among other things, approving and overseeing the Company’s executive compensation programs, including the design and implementation of those programs to ensure that the programs are reasonable and not excessive, that they reward corporate and individual performance, and that they provide appropriate incentives for the executive officers. This responsibility includes setting base salaries, developing appropriate short-term and long-term incentives, approving equity-based award plans and grants, approving employment agreements (including severance and change-in-control provisions), and approving other compensation or benefit plans, arrangements and agreements applicable to executive officers.

In addition, each year, as soon as practical following the end of the fiscal year, the Compensation Committee reviews the performance of the executive officers. The review includes a detailed comparison of the Company’s financial performance in absolute terms and against its annual operating plan, a review of performance against stipulated metrics and performance criteria in various compensation plans, a review of the respective executive’s performance against agreed-upon objectives, and any other relevant factors pertinent to that year’s results. In the case of the Chief Executive Officer, the review also includes a written evaluation of his performance by each independent director after a review of the Chief Executive Officer’s agreed-upon annual objectives and his self-appraisal of performance against such goals. Following this detailed review by the Compensation Committee, all of the independent directors then meet in executive session to review this material and to act on the Compensation Committee’s recommendation for any changes in compensation for the Chief Executive Officer that may result from such review and appraisal.

The Compensation Committee routinely reviews the Company’s executive compensation programs and makes modifications as appropriate in light of current trends and best practices. The amounts paid to an individual executive in any given year reflect the Company’s current compensation programs, continuing prior commitments under previous programs, and the current performance of that executive. As a result, in any given year there may be circumstances that result in an executive’s compensation being different from the Company’s current programs and practices but over time should in the aggregate be consistent with the Company’s compensation programs as they evolve in light of current trends and best practices.

Additional information concerning the responsibilities of the Compensation Committee is set forth in its charter which is available on the Company’s website at www.callawaygolf.com under Investor Relations—Corporate Governance — Board Committees.

Guiding Principles for Executive Compensation.

In developing appropriate executive compensation programs, the Compensation Committee is generally guided by the following principles:

Compensation levels should be sufficiently competitive to attract and retain the executive talent needed.

The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the businesses where the Company chooses to compete. In general, given the complexity and competitiveness of the Company’s business, the Committee believes it is necessary to pay above median compensation to attract the high quality management talent needed to run the Company’s business. In setting executive compensation, the Compensation Committee compares the aggregate total direct compensation for the Company’s named executive officers as a group to the 75th percentile based upon the Company’s Compensation Comparison Group (described below) and other appropriate market reference information.

A significant portion of total compensation should be related to performance.

Executive compensation should be linked to Company and individual performance. The annual incentive compensation element is tied directly to short-term corporate performance but the final payout may be affected by individual performance, and the long-term incentive compensation element is generally tied to long-term corporate performance. Under the Company’s plans, performance above targeted goals results in compensation above targeted levels, and performance below targeted goals results in compensation below targeted levels.

Compensation should reflect position and responsibility, and incentive compensation should be a greater part of total compensation for more senior positions.

Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Individuals with greater roles and responsibility for achieving the Company’s performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if goals are met or surpassed.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives, with the proportion of long-term incentives increasing at higher levels of responsibility where individuals have the greatest influence over the Company’s strategic direction and results over time.

A significant portion of executive compensation should be equity-based.

In order to further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation Committee believes that a significant portion of executive compensation should be non-cash, equity-based compensation. As a result, the majority of the Company’s long-term incentives for executive officers is equity-based in the form of stock options, restricted stock, or restricted stock units. The executive officers are also subject to stock ownership guidelines (discussed in more detail below) which require the executive officers to hold a minimum amount of Company stock and requires them to hold a portion of the shares received from the long-term incentive awards until the executive satisfies the minimum holding requirements.

The tax deductibility of compensation should be maximized where appropriate.

To the extent consistent with the Company’s compensation strategy, the Company seeks to maximize the deductibility for tax purposes of all elements of compensation. In designing and approving the Company’s executive compensation plans, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the chief executive officer or certain of the Company’s other executive officers. Although maximizing the tax deductibility of compensation is an important consideration, the Compensation Committee may from time to time approve compensation that does not qualify for deductibility where it is appropriate to do so in light of other competing interests or objectives. For example, the Compensation Committee approved a reasonable relocation arrangement for Mr. Fellows when he joined the Company in August 2005 (although much of the relocation expense was not actually incurred until 2006). Since reimbursement of the relocation expenses is considered to be non-qualifying compensation under Section 162(m), a portion of Mr. Fellows’ compensation for 2006 was not deductible to the Company. In this case, the Compensation Committee believed that the importance of tax deductibility was outweighed by the importance of offering a competitive relocation benefit to attract a highly qualified new chief executive officer.

The Compensation Committee Uses Various Resources to Guide Its Compensation Decisions.

In setting compensation, the Compensation Committee works with the Company’s Senior Vice President of Human Resources. In addition, the Compensation Committee has engaged Mercer Human Resource Consulting as its outside compensation consultant to provide independent advice and information on executive compensation matters. Mercer representatives report directly to the Compensation Committee and are used to provide comparative market data, information on compensation trends, and an objective view of compensation matters. The Company does not use Mercer for any other purposes. Representatives from Mercer generally attend the meetings of the Compensation Committee, and meet in executive session with the members of the Compensation Committee.

In determining the reasonableness and competitiveness of the Company’s executive officer compensation, the Compensation Committee periodically reviews market data for comparisons to the Company’s programs. These comparisons are used as reference guides to aide the Compensation Committee in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year. In considering the appropriate peer companies to assess market data, it should be noted that none of the Company’s major competitors are stand-alone golf corporations. Rather, they are part of larger corporate conglomerates and it is therefore difficult to obtain meaningful specific comparative data on those competitors’ golf businesses. The Compensation Committee therefore compares executive compensation levels with those of a group of 14 other corporations (the “Compensation Comparison Group”) and with other relevant compensation information, including broad industry survey data and proxy statement data. The Compensation Comparison Group consists of corporations that are in the consumer discretionary goods sector and which are similar in revenue size, scope, and have similar business characteristics as the Company. The Compensation Comparison Group is reviewed at least annually and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for compensation purposes. For example, during 2007, the Committee revised the Compensation Comparison group because three of the corporations in the group had been acquired (namely, K2, Inc., Oakley, Inc. and Russell Corporation) and no longer provided a good comparison. The Committee therefore substituted three other corporations in the group (namely, Jakks Pacific, Inc., Oxford Industries, and RC2). The corporations that currently comprise the Compensation Comparison Group are as follows:

Arctic Cat Inc. Coach, Inc. Columbia Sportswear Company Fossil, Inc.	Hasbro, Inc. Jakks Pacific, Inc. LeapFrog Enterprises, Inc. Movado Group, Inc.	Nautilus, Inc. Oxford Industries Polaris Industries, Inc. Quicksilver, Inc.	RC2 The Timberland Company

In addition to the Compensation Comparison Group, the Compensation Committee also uses a broader peer group as a guide in setting performance targets under the short-term and long-term incentive programs (the “Performance Comparison Group”). The Performance Comparison Group generally consists of corporations in the S&P 400 and S&P 600 that are in the consumer durables and apparel industry. Most of the corporations in the Compensation Comparison Group are included in the Performance Comparison Group. The Performance Comparison Group, however, is broader than the Compensation Comparison Group because the corporations the Company competes with for capital are different than the corporations the Company competes with for executive talent. The size of a corporation is more relevant when determining competitive compensation levels than it is for evaluating corporate performance. As a result, the corporations in the Compensation Comparison Group are generally within a similar size range; whereas the corporations in the Performance Comparison Group, fall within a much broader size range. The Performance Comparison Group is reviewed at least annually and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for goal setting purposes. The Compensation Committee also recently revised the Performance Comparison Group to provide increased transparency to investors. The current Performance Comparison Group is based upon the Global Industry Classification Standards (GICS) and is comprised of the 47 corporations in the S&P 400 and S&P 600 that fall within the consumer durables and apparel industry. Although the corporations that fall within this GICs classification will change from time to time, the current corporations in this classification are as follows:

American Greetings

Arctic Cat Inc.

Bassett Furniture Inds.

Blyth Inc.

Champion Enterprises, Inc.

Crocs, Inc.

Deckers Outdoor Corp.

Ethan Allen Interiors, Inc.

Fossil, Inc.

Furniture Brands Int’l, Inc.

Hanesbrands, Inc.

Hovnanian Enterprises, Inc.

Iconix Brand Group, Inc.

Jakks Pacific, Inc.

K-Swiss, Inc.

La-Z-Boy, Inc.

Libbey, Inc.

M/I Homes, Inc.

Maidenform Brands, Inc.

Marinemax, Inc.

Mdc Holdings, Inc.

Meritage Homes Corp.

Mohawk Industries, Inc.

Movado Group, Inc.

National Presto Inds, Inc.

Nautilus, Inc.

Nvr, Inc.

Oxford Industries, Inc.

Phillips-Van Heusen Corp.

Polaris Industries, Inc.

Pool Corp.

Quiksilver, Inc.

RC2 Corp.

Russ Berrie & Co., Inc.

Ryland Group, Inc.

Skechers USA, Inc.

Skyline Corp.

Standard Pacific Corp.

Sturm Ruger & Co., Inc.

Timberland Co.

Toll Brothers, Inc.

Tupperware Brands Corp.

Unifirst Corp.

Universal Electronics, Inc.

Volcom, Inc.

Warnaco Group, Inc.

Wolverine World Wide

Investors should understand that both the Compensation Comparison Group and the Performance Comparison Group are used as a reference guide to aide the Compensation Committee in setting executive compensation levels and targets. The compensation comparative information is used only as a reference in part because the information is derived from the disclosures made by the corporations in the comparative groups and there can be a significant lag time in this information since much of the comparative information is derived from proxy statements. For example, in setting the Company’s executive compensation programs for 2007, the Company utilized comparative information based upon proxy statements that reported 2005 compensation since 2006 information was generally not yet reported. The comparative information is therefore used only as a guide in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year.

When making executive compensation decisions, the Compensation Committee reviews a “tally sheet” for each executive officer for whom the decision is being made. The tally sheet for each executive officer summarizes the officer’s total compensation, including each element of total direct compensation, as well as perquisites and deferred compensation arrangements. The Compensation Committee uses the tally sheet to understand the effect its decision will have upon the executive officer’s total compensation.

Components of the 2007 Executive Compensation Program.

The Compensation Committee developed a 2007 executive compensation program consisting of direct compensation as well as benefits and perquisites. The direct compensation is comprised of three elements: base salary, annual incentives and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation. The portion of total direct compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and that a greater percentage of an executive’s compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases.

Consistent with the Company’s compensation philosophy, the 2007 executive compensation program incorporates a balance between guaranteed and at-risk compensation, a balance between cash and non-cash compensation, and a balance between short-term and long-term compensation. Mercer advised the Compensation Committee in connection with the 2007 executive compensation program and Mercer has advised the Committee that the compensation paid to the named executive officers in 2007 was reasonably based and not excessive.

Set forth below is an analysis of each of the elements of the 2007 executive compensation program. More detailed information concerning the compensation paid to the named executive officers for 2007 is set forth in the compensation tables and related notes contained in other sections of this Proxy Statement.

Analysis of Base Salary.

Base salaries serve as the guaranteed cash portion of executive compensation. A base salary is intended to compensate an executive for performing his or her job responsibilities on a day-to-day basis. An executive officer’s base salary is generally established at the time the executive is first hired or is promoted to the executive officer level. The Committee sets the base salary at levels it believes are competitive based upon the executive officer’s position and responsibility. In setting the base salary, the Compensation Committee reviews the complexity of the job requirements and performance expectations, relevant market data, including information for the Compensation Comparison Group, and consults with its independent compensation consultant. The Compensation Committee also considers how the base salary compares to the base salaries of the other executive officers. The Compensation Committee reviews base salaries annually and adjustments are made as appropriate based upon the executive officer’s individual performance, expanded duties, or changes in the competitive marketplace.

In 2007, in connection with the annual review of base salaries, Messrs. Fellows, Laverty and Yang received base salary increases based upon their performance and based upon a review of comparative market data. Mr. Fellows received a $25,000 (2.9%) increase in his base salary as a result of his 2006 performance, including the successful implementation of the Company’s operating expense reduction initiatives. Mr. Laverty received a $10,000 (3.1%) increase in recognition of the gross margin initiatives he commenced in late 2006 and the expectation for the successful implementation of those initiatives in 2007. Mr. Yang received a $10,000 (2.9%) increase in recognition of his performance in uniting the sales and marketing efforts of the Company’s international business in 2006. While the market data supported a base salary increase for Messrs. Fellows, Laverty, and Yang in 2007, the data did not support an increase for Messrs. Holiday or McCracken despite their strong individual performance in 2006. The base salary for each of the named executive officers during 2007 was as follows:

Name	Base Salary
George Fellows	$875,000	*
Bradley J. Holiday	$500,000
Steven C. McCracken	$550,000
David A. Laverty	$335,000	*
Thomas T. Yang	$360,000	*

*	Beginning March 1, 2007

Analysis of Annual Incentives.

In addition to a base salary, the Company’s executive compensation program includes the opportunity to earn an annual cash bonus. The bonus serves as the short-term incentive compensation element of the executive compensation program. The bonus is generally at-risk and subject to designated corporate and individual performance criteria. The bonus is intended to provide an incentive for an executive to drive a high level of corporate and individual performance. The payout of annual bonuses to executive officers is subject to the approval of the Compensation Committee following its review of executives’ performance against the designated corporate and individual performance criteria.

Bonus Opportunity. For 2007, the Compensation Committee implemented a bonus program that was designed to reward the executive officers for achieving certain corporate performance goals as well as their own individual objectives. Under this program, the Compensation Committee set target bonuses for each of the named executive officers. The target bonus was set as a percentage of base salary and is the amount the executive officer could earn if the Company achieved its target corporate performance goals and the executive officer achieved his individual objectives. Bonus targets for 2007 were as follows:

Name	Target Bonus as a % of Base Salary
George Fellows	100%
Bradley J. Holiday	60%
Steven C. McCracken	60%
David A. Laverty	50%
Thomas T. Yang	50%

The target bonus percentages were set following a review of comparative market data, including the Compensation Comparison Group, and were consistent with the total direct compensation that was targeted for each officer. The percentages for 2007 were the same as in 2006 for Messrs. Fellows, Holiday and McCracken. For Messrs. Laverty and Yang the target bonus percentage was increased from 40% in 2006 to 50% in 2007. Their respective bonus percentages were increased for internal pay equity reasons to close the gap with the other executive officers and because certain of the subordinate officers reporting to them also had a 40% bonus opportunity. A review of the market data supported such an increase.

Performance Goals. The amount of an officer’s bonus in 2007 was primarily based upon the achievement of corporate performance goals, although the final amount paid to the executive was subject to reduction based upon an officer’s performance with regard to his individual objectives (“MBOs”). The Compensation Committee set the corporate performance goals for 2007 based upon designated levels of adjusted corporate net income and corporate sales. The adjusted corporate net income goal was weighted 3x more than the corporate sales goal to emphasize the importance of profitability and that any sales should be profitable sales. Each of the executive officers had a portion of his overall bonus opportunity based upon adjusted corporate net income and corporate sales because as the Company’s executive officers they are collectively responsible for the overall financial performance of the Company. In addition, Mr. Yang, the Senior Vice President, International, had his corporate performance goals split among adjusted corporate net income, corporate sales growth, and a foreign subsidiary contribution to profit goal, to better align his annual incentive with the portion of the business for which he is directly responsible. As a result, for Messrs. Fellows, Holiday, Laverty, and McCracken, the corporate performance goals were weighted as follows:

Adjusted Corporate Net Income	Corporate Sales	Foreign Subsidiary Contribution to Profit	Total
75%	25%	0%	100%

For Mr. Yang, the corporate performance goals were weighted as follows:

Adjusted Corporate Net Income	Corporate Sales	Foreign Subsidiary Contribution to Profit	Total
50%	16.67%	33.33%	100%

In setting the performance goals for 2007, the Compensation Committee considered, among other things, the Company’s performance in 2006, the fact that the Company was still in process of restoring the Company’s profitability to acceptable levels, and the Company’s operational goals and budget for 2007. Prior to setting the 2007 goals, the Compensation Committee discussed the goals with management and with the Company’s independent compensation consultant and reviewed comparative market data. Following such discussion, the Compensation Committee set the 2007 performance goals as follows:

(In millions)	Threshold	Target	Maximum
Adjusted Corporate Net Income	$34.6	$53.7	$66.7
Corporate Sales	$1,017.9	$1,038.4	$1,084.2
Foreign Subsidiary Contribution to Profit	$96.7	$128.9	$193.3

Achievement of target performance generally results in a 100% bonus; achievement of threshold performance generally results in a 50% bonus and achievement of maximum performance generally results in a 150% bonus. For example, Mr. Fellows’ bonus opportunity equals 100% of his base salary. If only threshold performance is achieved, Mr. Fellows’ bonus opportunity would be reduced to 50% of his base salary and if maximum performance is achieved his bonus opportunity would be increased to 150% of his base salary. Amounts between threshold and target and target and maximum are interpolated accordingly. Notwithstanding the foregoing, the Compensation Committee also set a minimum adjusted corporate net income threshold of $34.6 million that had to be achieved before any bonus was paid under any performance criteria.

Adjusted corporate net income excludes charges for equity-based award compensation under SFAS No. 123R and charges for the Company’s restructuring and gross margin initiatives previously announced. The Compensation Committee based the performance goals on adjusted net income (as opposed to net income calculated in accordance with generally accepted accounting principles) because the Company and the Committee consider this to be the best measure of operating performance. Foreign subsidiary contribution to profit is an internal measure the Company uses to evaluate its international operating subsidiaries. Mr. Yang’s goals are based upon the aggregate contribution of all of the Company’s international operating subsidiaries. The contribution to profit measure is based upon pre-tax profitability but excludes charges incurred under SFAS No. 123R, charges for restructuring and gross margin initiatives, and significant other charges that are recorded in costs centers for which Mr. Yang is not responsible. The contribution to profit measure is generally adjusted upward to the extent corporate performance exceeds target performance and adjusted downward to the extent corporate performance is below target performance.

2007 Bonus Payouts.

The Company’s corporate sales in 2007 were $1,125 million, which is in excess of the maximum performance goal set forth above. The Company’s adjusted corporate net income for 2007 was $67.0 million, which was in excess of the maximum performance goal set forth above. In addition, the foreign subsidiary contribution to profit was $146.8 million. As a result of the Company’s performance in 2007, the executive officers were each eligible for 150% of their target bonus opportunity.

The actual amount paid to an officer, however, is subject to reduction if the officer does not achieve 100% of his MBO’s as determined by the Compensation Committee. In January 2007, the Compensation Committee approved the 2007 MBOs for the Chief Executive Officer and reviewed and agreed to the 2007 MBOs recommended by the Chief Executive Officer for each of the other executive officers. The approved MBOs consisted of specific initiatives for each executive officer that support and reinforce achievement of the Company’s overall strategic goals and included (i) for Mr. Holiday, the implementation of initiatives relating to financial reporting, tax, and support for the Company’s gross margin initiatives and initiatives in China, (ii) for Mr. McCracken, the implementation of initiatives relating to licensing, accessories, and Callaway Golf Interactive, (iii) for Mr. Laverty, the implementation of initiatives relating to the Company’s gross margin initiatives, inventory management, distribution, and manufacturing, and (iv) for Mr. Yang, the implementation of initiatives relating to the development of existing international business as well as new markets. Mr. Fellows’ MBOs were generally a compilation of selected MBOs of the other executive officers.

In January 2008, the Compensation Committee evaluated the performance of the Chief Executive Officer and the other executive officers against their MBOs and determined that in 2007 each of the executive officers achieved at least 85% of their MBOs. The amount of bonus based upon the Company’s performance was reduced to the extent an executive officer did not achieve 100% of his MBOs. The actual bonus payments were as follows:

Name	2007 Bonus Payout
George Fellows	$1,312,500
Bradley J. Holiday	$441,000
Steven C. McCracken	$479,531
David A. Laverty	$248,738
Thomas T. Yang	$267,300

In addition to the foregoing, Mr. Yang also received in 2007 on the anniversary of his hire date a signing bonus in the amount of $25,000 that was negotiated as part of his initial employment agreement.

Analysis of Long-Term Incentives.

Value of Awards. The Company’s long-term incentives are designed to drive long-term Company performance, provide a means for retaining executives through long-term vesting, and align the interests of the Company’s executive officers with the interests of the Company’s shareholders by providing an ownership stake in the Company. For each of the named executive officers a targeted long-term incentive grant value is established. The targeted value varies by position and responsibility and is generally reviewed annually. In setting the targeted value, the Compensation Committee consults with its independent compensation consultant, compares the targeted long-term incentive awards to the Compensation Comparison Group, and reviews other pertinent broad industry data. It also considers the effect the long-term incentive element would have upon the executive’s total direct compensation. The targeted grant value for each of the named executive officers for 2007 was as follows:

Name	2007 Long- term Incentive Award Target Value
George Fellows	$3,200,000
Bradley J. Holiday	$400,000
Steven C. McCracken	$400,000
David A. Laverty	$300,000
Thomas T. Yang	$300,000

This was the first year Mr. Fellows was eligible to participate in the Company’s annual long-term incentive program. In 2005, the Committee granted Mr. Fellows long-term incentive awards as an inducement for him to join the Company as Chief Executive Officer. The terms of his employment agreement, however, provided that he was not eligible to participate in the Company’s long-term incentive program until 2007. As a result, Mr. Fellows, did not receive a long-term incentive award in 2006. The value of Mr. Fellows 2007 long-term incentive award was set by the Committee based upon the Committee’s assessment of Mr. Fellow’s performance in 2006 and their expectations regarding the many operational initiatives he was implementing in 2007, upon a review of relevant market data, including the long-term incentive award levels granted to other chief executive officers in the Compensation Comparison Group, and upon discussions with the Company’s independent compensation consultant.

The targeted value of the long-term incentive awards for Messrs. McCracken and Holiday for 2007 were set at $400,000 as compared to $459,000 in 2006, and the targeted value of the long-term incentive awards for Messrs. Laverty and Yang for 2007 were set at $300,000 as compared to $259,000 in 2006. The primary reason for the decrease for Messrs. McCracken and Holiday (despite their strong individual performance in 2006) and the increase for Messrs. Laverty and Yang were for internal pay equity reasons. After discussing this matter with the Chief Executive Officer, the Compensation Committee agreed that their should be less of a gap in the value of the long–term incentive awards for the executive officers reporting to the Chief Executive Officer and therefore changed their values as indicated. The Committee believes that the revised values remained consistent with the total direct compensation that was targeted for each officer.

Although Mr. Laverty’s targeted value for the annual grant was $300,000, his granted value was only approximately $91,000. In accordance with the terms of Mr. Laverty’s employment agreement, the Committee reduced his annual grant by approximately $209,000 due to certain amounts the Company previously paid on Mr. Laverty’s behalf in connection with his resignation of employment from his prior employer. In August, 2007, based upon the recommendation of the Chief Executive Officer, and in recognition of the significant operating improvements implemented by Mr. Laverty during 2007, the Compensation Committee granted Mr. Laverty additional equity awards. The following is a summary of the long-term incentive awards granted to the named executive officers during 2007:

Name	Date of Grant	No. Shares Underlying RSUs	No. Performance Cash Units	No. Shares Underlying Stock Options
George Fellows	01/16/07	74,229	1,066,667	276,769
Bradley J. Holiday	01/16/07	9,279	133,333	34,597
Steven C. McCracken	01/16/07	9,279	133,333	34,597
David A. Laverty	01/16/07	2,094	30,082	7,806
	08/22/07	4,865	69,918	18,142
Thomas T. Yang	01/16/07	6,959	100,000	25,948

See below and the equity award grant table in this Proxy Statement for additional information concerning these awards.

Types of Awards. Consistent with the Compensation Committee’s balanced approach to long-term compensation in 2007 (as discussed above), the Compensation Committee determined that the targeted long-term incentive award value for each executive officer would be allocated equally among three different types of awards, namely restricted stock units, performance cash units and stock options. Together these awards are designed to motivate an executive to remain with the Company, to achieve strong operational performance and to increase shareholder value. Each of the components of the long-term incentive awards is designed to motivate and reward the Company’s executives in different ways. The restricted stock unit awards provide a retention incentive as they vest solely based upon continued service without regard to Company performance or stock price and upon vesting provide an ownership stake in the Company. The performance cash units provide an incentive to achieve strong operational performance as they are paid to an executive only if the Company achieves predetermined operational performance goals over a multiple year horizon. The stock option portion provides an incentive to increase shareholder value directly through stock appreciation as the stock options provide no realizable value in the absence of stock appreciation. These awards remain consistent with the Compensation Committee’s guiding principles in that a majority of long-term incentives are performance-based and a majority are equity-based. Additional information concerning each of these awards follows:

Stock Options. A stock option award is the grant of a right to purchase the Company’s Common Stock at a fixed purchase price per share and is designed to reward an executive for absolute stock appreciation. Stock options are performance based awards in that they have no realizable value unless there is stock appreciation. The stock options granted to the named executive officers in 2007 vest ratably over a three-year period (with 1/3 vesting in each of the first three years on the anniversary of the grant date) and are for a ten-year term, subject to earlier cancellation in connection with a termination of employment. The number of shares subject to the stock option is determined based upon the targeted value for the named executive officer divided by the estimated value of a stock option for one share. The estimated value is based upon the Black-Scholes option valuation model used by the Company for financial reporting purposes. The stock options were granted at exercise prices equal to the fair market value of the Company’s stock on the date of grant (i.e., the closing stock price as reported on the New York Stock Exchange).

Restricted Stock Unit. A restricted stock unit is a contingent right to receive one share of Common Stock of the Company upon vesting of the award. A restricted stock unit generally provides the same incentive as restricted stock, except that the holder of a restricted stock unit is not entitled to voting rights or cash dividends. The holders of the restricted stock units, however, do accrue dividend equivalent rights in the form of additional restricted stock units. The additional units only vest to the extent the underlying units vest. The number of units granted to the named executive officers in 2007 was based upon the targeted value divided by the closing price of the Company’s Common Stock on the date of grant. The restricted stock units granted in 2007 vest and the restrictions lapse on the third anniversary of the date of grant. These awards align the interests of the Company’s executives with those of the Company’s shareholders as the executives generally have the same long-term benefits and risks as does a holder of the Company’s stock. The restricted stock units also provide a retention incentive for the named executive officers. If a named executive officer voluntarily leaves the Company without good reason prior to the third anniversary of the date of grant, he forfeits his right to receive the Company’s stock. In addition to providing a retention incentive, the restricted stock units also provide the opportunity to share in the long-term value creation of the Company.

Performance Cash Units. A performance cash unit is a right to receive $1 cash for each unit subject to the Company achieving agreed-upon Company financial performance targets. These awards are designed to achieve strong long-term operational performance. The number of units granted to the named executive officers in 2007 was based upon the targeted value and is equal to $1 per unit. The performance cash units were based upon the Company achieving a targeted average economic profit margin of .75% over the three year performance period beginning January 1, 2007 through December 31, 2009. The targeted average economic profit margin of .75%, if achieved, would represent meaningful incremental shareholder value. Average economic profit margin is defined as adjusted return on invested capital (ROIC) less the Company’s weighted average cost of capital (WACC). Adjusted ROIC excludes charges related to the Company’s gross margin initiatives, long-term incentive compensation charges, and deferred compensation expenses. The Compensation Committee selected this performance measure because it emphasizes profitable operational performance and is highly correlative with shareholder value creation over the long-term. The Compensation Committee set the average economic profit margin performance targets after considering the average economic profit margin of the corporations in the Performance Comparison Group, as well as the S&P 400 Consumer Discretionary Sector and the S&P 400. For performance above or below the targeted performance levels, an executive may earn 50% of the targeted performance units granted for achieving a threshold level of economic profit margin and may earn up to a maximum of 200% of the targeted performance units granted for exceeding the targeted level of economic profit margin. Subject to achieving the required performance targets, the units are paid out and issued shortly after the end of the performance period.

Approval and Timing of Grants. The Compensation Committee has adopted specific guidelines that govern the approval and timing of equity awards, including stock options, restricted stock and restricted stock units. The guidelines provide that all equity award grants must be approved by the Compensation Committee. The guidelines also provide that (i) the annual grants will be approved at its first regularly scheduled meeting in January each year, which meeting is generally scheduled at least six months in advance (with the effective date of grant being the date on which the Compensation Committee approves the grant), (ii) promotion or other special award grants shall be approved at the first regularly scheduled meeting of the Compensation Committee following the applicable event (with the effective date of grant being the date on which the Compensation Committee approves the grant), and (iii) new hire grants shall be approved at a regularly scheduled or special meeting of the Committee prior to the date of hire or the first regularly scheduled meeting of the Compensation Committee following the date of hire (with the effective date of grant being the later of the date of approval or the date of hire). The Compensation Committee’s approval includes the eligible participants, type of awards (e.g., stock options, restricted stock units, performance cash units), the size of award for each participant, the performance criteria where applicable, as well as the other terms of the awards and program.

The Company grants the equity awards in accordance with the dates fixed by this policy whether or not the Company is aware of any material non-public information (whether positive or negative) at the time of grant. Because the equity awards do not vest or have any realizable value for at least one year and in many cases for three years, the Company does not believe it is important whether the Company is aware of any material non-public information on the date of grant. The amount of realizable value related to such awards will be determined by the Company’s stock price on the date the awards vest and therefore will be determined by the financial performance of the Company in the year prior to vesting. Whether the stock price moves up or down shortly after the grant date is largely irrelevant for purposes of the equity awards.

In accordance with the Company’s Equity Grant Guidelines, the annual long-term incentive awards for 2007 were approved by the Compensation Committee on January 14, 2007 and the awards were effective on that date. The closing price of the Company’s Common Stock on the date of approval was $14.37. The Compensation Committee approved the supplementary grant for Mr. Laverty on August 22, 2007 and the grant was effective that same date. The closing price of the Company’s Common Stock on the date of approval was $17.20.

Benefits and Perquisites.

Various benefits are established for the named executive officers to provide job satisfaction and enhance productivity, provide for healthcare needs, and encourage work/life balance. The Company’s primary benefits for executives include participation in the Company’s employee stock purchase plan (which enables employees to purchase a limited amount of Company stock at a 15% discount through payroll deductions), the Company’s health, dental and vision plans, the executive deferred compensation plan, and various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off. The Company also covers the costs of an annual physical and the costs of tax and estate planning fees. Consistent with the Company’s position as a leader in the golf industry, many executives are provided subsidized country club memberships and free use of the Company’s products. In connection with the hiring of a new executive officer, the Company may also provide relocation assistance when necessary. In 2007, the Compensation Committee also approved an annual automobile allowance for each of the named executive officers in the amount of $12,000. See the Summary Compensation Table and related notes in this Proxy Statement for additional information about the value of benefits and perquisites received in 2007.

Retirement Plans.

The Company does not provide the executive officers with any pension plans or supplemental executive retirement plans (SERPS), or other similar types of retirement benefits. The only retirement benefit the Company provides the named executive officers is the right to participate in the Company’s 401(k) Retirement Investment Plan and the Company’s executive deferred compensation plan. Both of these plans are funded primarily through employee contributions.

The Company’s 401(k) plan allows participants to contribute a portion of their compensation into the fund up to a maximum annual amount of $15,500 in 2007 and the Company provides a matching contribution up to 6% of the participant’s compensation (subject to a maximum matching contribution of $13,500 per annum). The funds held in the 401(k) plan are invested in various investment funds through Vanguard.

The Company’s executive deferred compensation plan allows participants to defer receipt of their base salary and/or short-term (annual) incentive payments into cash accounts that mirror the gains and/or losses of several different investment funds selected by the Company. The Company is not required to make any contributions to the executive deferred compensation plan and to date the Company has not made any discretionary contributions. The plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan from the general assets of the Company.

Employment Agreements.

The Company has entered into an employment agreement with each of the named executive officers. The Company’s employment contracts are generally based upon a standard form of agreement with some exceptions for new hires. Each employment agreement generally requires the executive officer to devote his full productive time and best efforts to the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company and to disclose and assign to the Company any inventions and innovations he develops during the course of employment with the Company. The employment agreements set forth the base salary, incentive compensation, benefits and perquisites that the executive officer is entitled to as described above. The employment agreements also set forth the benefits and rights the executive officer is entitled to upon termination of employment and upon a change-in-control of the Company. These rights are described below and tables quantifying the potential payments to the named executive officers upon the occurrence of such events are included with the other compensation tables included in this Proxy Statement. The employment agreements for the Company’s executive officers are on file with the Securities and Exchange Commission.

The Internal Revenue Service recently reversed its long-standing position and advised that compensation payable upon termination of service without regard to performance will no longer qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, subject to transition periods. As a result of this new IRS position, annual incentive payments paid under the Company’s current form of officer employment agreement for performance periods beginning after January 1, 2009 would not qualify as performance-based compensation under section 162(m) of the Code. The Company continues to monitor developments in this area and expects to make changes to its officer employment contracts to maximize deductibility of payments made under the contracts.

Severance Arrangements.

Whether an executive officer is entitled to any severance benefits upon termination of employment depends upon the reason for the termination of employment. If an executive officer voluntarily resigns or is terminated by the Company for “substantial cause,” then the executive officer is generally not entitled to any severance benefits. In this case, the term “substantial cause” means the executive officer’s (i) failure to substantially perform his duties, (ii) material breach of the employment agreement, (iii) misconduct, including use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency.

If the executive officer’s employment is terminated by the Company without “substantial cause,”or by the employee because the Company materially breached the employment agreement or failed to renew the employment agreement upon expiration of its term, then the executive officer is generally entitled to severance benefits. These severance benefits are based upon an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. Having negotiated these terms in advance allows for an orderly and amicable separation of an executive, including the obtainment for the Company’s benefit of a release of claims and the provision of an incentive for the executive not to compete with the Company as discussed below. The severance benefits consist of (i) a payment equal to the executive officer’s pro rated target bonus based upon the number of days worked that year, (ii) accelerated vesting of certain long-term equity awards, (iii) “special severance,” provided the executive officer executes a release of claims in favor of the Company and provided the executive officer does not engage in any disparaging conduct or communications, and (iv) “incentive payments,” provided the executive officer chooses not to engage in any business that competes with the Company. Special severance consists of (a) the payment of COBRA and/or CalCOBRA premiums for the severance period, (b) (except for Mr. Fellows) the continuation of the tax and estate financial planning services benefit for the severance period, (c) (except for Mr. Fellows) outplacement services for one year, and (d) the payment of a portion of the executive officer’s salary and target bonus for the severance period. Incentive payments consist of the payment of a portion of the executive officer’s salary and target bonus for the severance period. Set forth below for each executive officer is the severance period, the equity awards that would be subject to accelerated vesting, and the amount of special severance and incentive payments to be paid during the severance period:

Name of Officer	Severance Period	Accelerated Vesting	Special Severance	Incentive Payments
George Fellows	24 months	All outstanding unvested equity awards	1.0 times annual base salary and target bonus payable over 24 months	1.0 times annual base salary and target bonus payable over 24 months

Steven C. McCracken Bradley J. Holiday	18 months	All outstanding unvested equity awards	.75 times annual base salary and target bonus payable over 18 months	.75 times annual base salary and target bonus payable over 18 months

David A. Laverty Thomas T. Yang	12 months	All equity awards that would have vested within 12 months of the termination of employment	.50 times annual base salary and target bonus payable over 12 months	.50 times annual base salary and target bonus payable over 12 months

In addition, the Company also provides severance benefits when the termination of employment is due to a permanent disability. These benefits are generally less in amount as they are primarily designed to provide financial assistance to an executive until the Company’s long-term disability insurance benefits commence. As a result, these benefits consist of (i) the continuation of base salary for six months, (ii) the payment of a lump sum equal to the target bonus opportunity prorated for that portion of the year worked, (iii) the immediate vesting of all equity awards that would have vested had the executive remained employed for an additional six months from the date of termination, and (iv) the payment of COBRA insurance premiums for 12 months.

Change-in-Control Arrangements.

To provide independent leadership consistent with the shareholders’ best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company.

The Company’s change-in-control benefits provide for a double trigger prior to payment. In other words, there must be both a change in control and a “termination event” (described below) within one year following a change in control. In the event there is such a change in control and termination event with respect to Messrs. Fellows, McCracken, Holiday, Laverty or Yang, then the affected executive officer is generally entitled to the benefits to which he is entitled for a termination by the Company without substantial cause as described above, except that the amount of special severance and incentive payments shall be increased. The special severance and incentive payments for each of the named executive officers upon a termination event following a change in control would be as follows:

Name of Officer	Change-in-Control Special Severance	Change-in-Control Incentive Payments
George Fellows	1.5 times annual base salary and target bonus payable over 36 months	1.5 times annual base salary and target bonus payable over 36 months

Steven C. McCracken Bradley J. Holiday	1.495 times annual base salary and target bonus payable over 36 months	1.495 times annual base salary and target bonus payable over 36 months

David A. Laverty Thomas T. Yang	1.0 times annual base salary and target bonus payable over 24 months	1.0 times annual base salary and target bonus payable over 24 months

For this purpose, a “termination event” means the occurrence of any of the following: (i) the termination or material breach of the employment agreement by the Company, (ii) failure by the successor company to assume the employment agreement, (iii) any material diminishment in the position or duties of the executive officer, (iv) any reduction in compensation or benefits, or (v) any requirement that the executive officer relocate his principal residence. Finally, if a change in control occurs six months following Mr. Fellow’s termination of employment and that change in control is the direct result of discussions that were ongoing at the date of termination, then he will be entitled to receive special severance and incentive payments each in the amount of 1.5 times his most recent annual salary and annual bonus target, payable over a 36 month period.

In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the immediate vesting of the awards immediately prior to a change in control, subject to the Compensation Committee taking action to provide that they do not vest. The Company’s 401(k) Retirement Investment Plan also provides for full vesting of all participant accounts immediately prior to a change in control.

Excise Taxes.

The employment agreements for the named executive officers, excluding Mr. Fellows, provide that to the extent that any or all of the change in control payments and benefits provided to the executive under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such change in control payments and benefits will be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax. With regard to Mr. Fellows, his employment agreement, which was negotiated at the time Mr. Fellows was hired, provides that the Company will indemnify him for any such excise taxes.

Stock Ownership Requirements.

In order to promote ownership of the Company’s Common Stock by the Company’s non-management directors and executive officers and thereby more closely align their interests with the interests of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines requiring the Company’s non-management directors and executive officers to hold the Company’s Common Stock in at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers
Senior Executive Vice Presidents	1x Base Salary
Senior Vice Presidents	1x Base Salary
Non-Employee Directors	3x Annual Retainer

The minimum share ownership requirements are required to be achieved within five years of an individual first becoming subject to these guidelines. All shares for which an executive officer is deemed to be the beneficial owner under Section 16 of the Securities Exchange Act of 1934, as amended, including shares held in a living trust for the executive’s benefit, count towards this ownership requirement. Restricted stock and restricted stock unit awards held by the executive count towards the holding requirements; whereas stock options and performance share units do not count toward this ownership requirement until the shares are issued. Unless a non-management director or executive officer is in compliance with these guidelines, he is required to retain and hold 50% of any “net shares” of Common Stock issued in connection with any equity-based awards granted under the Company’s executive compensation plans after such non-management director or executive officer first becomes subject to these guidelines. “Net shares” are those shares that remain after shares are sold or withheld (i) to pay the exercise price and withholding taxes in the case of stock options or (ii) to pay withholding taxes in the case of restricted stock, restricted stock units or performance shares.

Compensation Committee Interlocks and Insider Participation

In 2007, the Company’s executive officer compensation matters were handled by the Compensation and Management Succession Committee. From January 1, 2007 through November 28, 2007, the committee was comprised of the following directors: Messrs. Armacost, Cushman, Rosenfield and Thornley. As of November 29, 2007, Mr. Beard was appointed as an additional member of the Compensation Committee. During the times of their respective committee service during 2007, all of the members of the committee were determined to be independent and there were no compensation committee interlocks.

Summary Compensation Table

The following table summarizes the fiscal years 2007 and 2006 compensation of the Company’s (i) principal executive officer, (ii) principal financial officer, and (iii) three other most highly compensated executive officers, as required by the applicable Securities and Exchange Commission disclosure requirements. For a description of the components of the Company’s 2007 executive compensation program and the material terms of the named executive officers’ individual employment agreements, see “Compensation Discussion and Analysis—Components of the 2007 Executive Compensation Program” and “— Employment Agreements.”

Name and Principal Position	Year	Salary		Bonus			Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (4)		All Other Compensa- tion (5)(6)			Total
(a)	(b)	(c)		(d)			(e)		(f)		(g)		(h)		(i)			(j)
George Fellows President and Chief Executive Officer	2007 2006	$ $	874,038 850,000	$ $	— —		$ $	1,038,822 699,156	$ $	976,109 636,352	$ $	1,312,500 —	$ $	— —	$ $	134,007 1,228,803	(7) (8)	$ $	4,335,476 3,414,311

Bradley J. Holiday Senior Executive Vice President and Chief Financial Officer	2007 2006	$ $	500,000 500,000	$ $	— —		$ $	118,890 94,370	$ $	240,005 376,549	$ $	441,000 —	$ $	— —	$ $	54,275 44,183	(9)	$ $	1,354,170 1,015,102
Steven C. McCracken Senior Executive Vice President, Chief Administrative Officer and Secretary	2007 2006	$ $	550,000 550,000	$ $	— —		$ $	118,890 94,370	$ $	240,005 378,506	$ $	479,531 —	$ $	— —	$ $	64,996 52,014	(10)	$ $	1,453,422 1,074,890

David A. Laverty Senior Vice President, Operations	2007 2006	$ $	334,558 136,250	$ $	— 57,625		$ $	60,402 23,387	$ $	45,164 10,119	$ $	248,738 —	$ $	— —	$ $	125,664 434,476	(11)	$ $	814,526 661,857
Thomas T. Yang Senior Vice President, International	2007 2006	$ $	359,654 157,500	$ $	25,000 25,000	(12)	$ $	72,459 25,053	$ $	55,997 10,848	$ $	267,300 —	$ $	— —	$ $	47,729 26,142	(13)	$ $	828,139 244,543

(1)	Represents the compensation costs of restricted stock, restricted stock units and performance share units calculated for financial reporting purposes for the year utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, rather than an amount paid to or realized by the named executive officer. See Note 11, “Share-Based Employee Compensation”, to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2007 (the “10-K”) for information concerning the SFAS No. 123R values, which are based on the fair value of the Company’s Common Stock on the date of grant, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2007 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever be realized by the named executive officer.
(2)	Represents the compensation costs of stock options calculated for financial reporting purposes for the year utilizing the provisions of SFAS No. 123R, rather than an amount paid to or realized by the named executive officer. See Note 11, “Share-Based Employee Compensation”, to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for the assumptions made in determining SFAS No. 123R values, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2007 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever by realized by the named executive officer.
(3)	The amounts in this column represent the actual amounts earned under the Company’s annual cash bonus program for 2007. For additional information regarding this program, see “Compensation Discussion and Analysis — Components of the 2007 Executive Compensation Program — Analysis of Annual Incentives.”
(4)	The Company’s nonqualified deferred compensation plan is not subject to above market or Company-subsidized returns. For additional information see the “Nonqualified Deferred Compensation in Fiscal Year 2007” table.
(5)

Includes perquisites and personal benefits. All named executive officers are eligible to elect any or all of the following perquisites, subject to certain cost and other limitations set forth in the Company’s internal policies: (i) tax and estate planning services, (ii) annual physical, (iii) country club dues reimbursement (iv) supplemental long-term disability insurance, (v) auto allowance, and (vi) up to two sets of golf clubs every 24 months. Additional types of perquisites and personal benefits granted to individual named executive officers are disclosed and quantified in additional footnotes to this table, in accordance with applicable Securities and Exchange Commission disclosure requirements.

(6)	The Company believes the dollar value of any dividends and other earnings paid or accrued on unvested restricted stock and restricted stock unit awards is factored into the grant date fair value calculated in accordance with FAS No. 123R and reported in column (l) of the table entitled “Grants of Plan-Based Awards.” Accordingly, neither the dollar values of the cash dividends paid on the named executive officers’ restricted stock awards in 2007 nor the dollar values of dividend equivalent rights accrued with respect to the named executive officers’ restricted stock units in 2007 are reported as “All Other Compensation” in column (i) of this table. For each of the named executive officers other than Mr. Fellows, the aggregate dollar value of dividends paid and dividend rights accrued during 2007 was less than $10,000. During 2007, Mr. Fellows was paid cash dividends in the aggregate amount of $44,800 on unvested shares of restricted stock and accrued an aggregate of $20,913 in dividend equivalent rights on unvested restricted stock units.
(7)	Includes a $13,500 Company matching contribution to its 401(k) Retirement Investment Plan and $22,860 of group term life insurance premiums. Also includes $97,647 of total perquisites and other personal benefits comprised of items (i), (iii), (v) and (vi) described above in footnote 5, as well as a $66,500 payment to assist Mr. Fellows with travel expenses not otherwise reimbursable under the Company’s policies.
(8)	Includes (i) $639,304 for reimbursement of expenses related to his relocation to California as a result of his appointment as President and Chief Executive Officer, including costs for temporary housing and reasonable and customary real estate costs (including broker commissions) associated with buying and selling a principal residence and (ii) $544,180 payroll tax reimbursements, or “gross-ups,” for income imputed under IRS regulations in connection with such reimbursement of expenses and the Company’s group term life insurance benefits to him.
(9)	Includes a $13,500 Company matching contribution to its 401(k) Retirement Investment Plan and a $19,231 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $21,544 of total perquisites and other personal benefits comprised of each of the items described above in footnote 5.
(10)	Includes a $13,500 Company matching contribution to its 401(k) Retirement Investment Plan and a $21,154 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $30,342 of total perquisites and other personal benefits comprised of each of the items described above in footnote 5.
(11)	Includes a $12,500 Company matching contribution to its 401(k) Retirement Investment Plan and $69,040 in gross up payments for income imputed under IRS regulations in connection with reimbursement of relocation costs. Also includes $44,124 of total perquisites and other personal benefits comprised of items (i), (ii), (iii), (v) and (vi) described above in footnote 5, as well as $32,383 in reimbursements of actual costs in connection with his relocation to California as a result of his initial employment by the Company.
(12)	Consists of the second half of Mr. Yang’s $50,000 signing bonus pursuant to the terms of his employment agreement.
(13)	Includes $41,107 of total perquisites and other personal benefits comprised of items (i), (iii), (iv), (v) and (vi) described above in footnote 5, as well as $21,410 in reimbursements of actual costs in connection with his relocation to California as a result of his initial employment by the Company.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2007. For additional information concerning the annual and long-term incentives included in the Company’s executive compensation programs, see “Compensation Discussion and Analysis — Components of the 2007 Executive Compensation Program.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George Fellows	N/A	(4)	437,500	875,000	1,312,500	—	—	—	—	—	—	—
President and Chief Executive Officer	1/16/2007	(5)	533,334	1,066,667	2,133,334	—	—	—	—	—	—	—
	1/16/2007		—	—	—	—	—	—	74,229	—	—	$1,066,671
	1/16/2007		—	—	—	—	—	—	—	276,769	$14.37	$1,066,972

Bradley J. Holiday	N/A	(4)	150,000	300,000	450,000	—	—	—	—	—	—	—
Senior Executive Vice President and Chief Financial Officer	1/16/2007	(5)	66,667	133,333	266,666	—	—	—	—	—	—	—
	1/16/2007		—	—	—	—	—	—	9,279	—	—	$133,339
	1/16/2007		—	—	—	—	—	—	—	34,597	$14.37	$133,375
Steven C. McCracken	N/A	(4)	165,000	330,000	495,000	—	—	—	—	—	—	—
Senior Executive Vice President, Chief Administrative Officer and Secretary	1/16/2007	(5)	66,667	133,333	266,666	—	—	—	—	—	—	—
	1/16/2007		—	—	—	—	—	—	9,279	—	—	$133,339
	1/16/2007		—	—	—	—	—	—	—	34,597	$14.37	$133,375

David A. Laverty	N/A	(4)	83,750	167,500	251,250	—	—	—	—	—	—	—
Senior Vice President, Operations	1/16/2007	(5)	15,041	30,082	60,164	—	—	—	—	—	—	—
	1/16/2007		—	—	—	—	—	—	2,094	—	—	$30,091
	1/16/2007		—	—	—	—	—	—	—	7,806	$14.37	$30,093
	8/22/2007	(5)	34,959	69,918	139,836	—	—	—	—	—	—	—
	8/22/2007		—	—	—	—	—	—	4,865	—	—	$83,678
	8/22/2007		—	—	—	—	—	—	—	18,142	$17.20	$94,389
Thomas T. Yang	N/A	(4)	90,000	180,000	270,000	—	—	—	—	—	—	—
Senior Vice President, International	1/16/2007	(5)	50,000	100,000	200,000	—	—	—	—	—	—	—
	1/16/2007		—	—	—	—	—	—	6,959	—	—	$100,001
	1/16/2007		—	—	—	—	—	—	—	25,948	$14.37	$100,032

(1)	The amounts shown in column (i) reflect the number of units underlying restricted stock unit awards granted pursuant to the 2004 Equity Incentive Plan. Each unit represents the right to receive one share of the Company’s Common Stock upon vesting of the award. RSUs do not have voting rights, but do accrue dividend equivalent rights in the form of additional restricted stock units. The additional units vest only to the extent the underlying units vest. The RSUs granted in 2007 accrued dividend equivalent rights during 2007, but the amounts shown in column (i) do not include the additional units accrued. See column (g) of the table below entitled “Outstanding Equity Awards at Fiscal Year-End 2007” for information regarding accrued dividend equivalent rights. These RSUs are subject to cliff vesting on the third anniversary of the grant date.
(2)	The amounts shown in column (j) reflect the number of shares underlying stock options granted pursuant to the 2004 Equity Incentive Plan. Stock options vest ratably over a three-year period and have a ten-year term.
(3)	The exercise price per share of all options granted in 2007 equals the closing market price per share of the Company’s Common Stock on the grant date. As reported by the New York Stock Exchange, the closing price per share of the Company’s Common Stock was $14.37 on January 16, 2007 and $17.20 on August 22, 2007.
(4)	The amounts shown in columns (c), (d) and (e) of this row reflect the estimated possible threshold, target and maximum amounts payable under the Company’s 2007 annual cash bonus program, the material terms of which are described under “Compensation Discussion and Analysis — Components of the 2007 Executive Compensation Program — Analysis of Annual Incentives.” The actual amount earned in 2007 by the named executive officer under this program is set forth in column (g) (“Non-Equity Incentive Plan Compensation”) of the Summary Compensation Table.
(5)	The amounts shown in columns (c), (d) and (e) of this row reflect the estimated future threshold, target and maximum amounts payable with respect to performance cash units granted by the Company pursuant to the 2004 Equity Incentive Plan. The amount shown in column (c) reflects the minimum payment level for this award which is 50% of the target amount shown in column (d). The amount shown in column (e) is the maximum payment level which is 200% of such target amount. This award is not earned or payable until the end of the performance period, which began on January 1, 2007 and ends on December 31, 2009. The material terms of this award are described under “Compensation Discussion and Analysis — Components of the 2007 Executive Compensation Program — Analysis of Long-Term Incentives.”

Outstanding Equity Awards at Fiscal Year-End 2007

Name	Grant Date	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
		Exercisable	Unexercisable
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
George Fellows	1/16/2007	—	276,769	—	$14.37	1/16/2017	—		—	—	—
President and Chief Executive Officer	1/16/2007	—	—	—	—	—	75,455	(6)	$1,315,181	—	—
	8/1/2005	266,667	133,333	—	$14.93	8/1/2015	—		—	—	—
	8/1/2005	—	—	—	—	—	160,000		$2,788,800	—	—

Bradley J. Holiday	1/16/2007	—	34,597	—	$14.37	1/16/2017	—		—	—	—
Senior Executive Vice President and Chief Financial Officer	1/16/2007	—	—	—	—	—	9,432	(7)	$164,400	—	—
	1/27/2006	10,559	21,118	—	$15.04	1/27/2016	—		—	—	—
	1/27/2006	—	—	—	—	—	10,173		$177,315	—	—
	1/27/2006	—	—	—	—	—	—		—	10,173	$177,315
	1/18/2005	44,445	33,333	—	$12.94	1/18/2015	—		—	—	—
	1/30/2004	100,000	—	—	$17.91	1/30/2014	—		—	—	—
	1/21/2003	50,000	—	—	$12.25	1/21/2013	—		—	—	—
	1/29/2002	75,000	—	—	$16.56	1/29/2012	—		—	—	—
	1/19/2001	50,000	—	—	$19.69	1/19/2011	—		—	—	—
Steven C. McCracken	1/16/2007	—	34,597	—	$14.37	1/16/2017	—		—	—	—
Senior Executive Vice President, Chief Administrative Officer and Secretary	1/16/2007	—	—	—	—	—	9,432	(7)	$164,400	—	—
	1/27/2006	10,559	21,118	—	$15.04	1/27/2016	—		—	—	—
	1/27/2006	—	—	—	—	—	10,173		$177,315	—	—
	1/27/2006	—	—	—	—	—	—		—	10,173	$177,315
	1/18/2005	—	33,333	—	$12.94	1/18/2015	—		—	—	—
	1/30/2004	96,500	—	—	$17.91	1/30/2014	—		—	—	—
	1/19/2001	50,000	—	—	$19.69	1/19/2011	—		—	—	—
	4/24/1998	150,000	—	—	$27.38	4/24/2008	—		—	—	—

David A. Laverty	8/22/2007	—	18,142	—	$17.20	8/22/2017	—		—	—	—
Senior Vice President, Operations	8/22/2007	—	—	—	—	—	4,906	(8)	$85,512	—	—
	1/16/2007	—	7,806	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	2,129	(9)	$37,108	—	—
	8/1/2006	—	13,934	—	$13.03	8/1/2016	—		—	—	—
	8/1/2006	—	—	—	—	—	5,871		$102,332	—	—
	8/1/2006	—	—	—	—	—	—		—	5,871	$102,332

Name	Grant Date	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
		Exercisable	Unexercisable
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Thomas T. Yang	1/16/2007	—	25,948	—	$14.37	1/16/2017	—		—	—	—
Senior Vice President, International	1/16/2007	—	—	—	—	—	7,074	(10)	$123,300	—	—
	7/20/2006	7,328	14,655	—	$12.31	7/20/2016	—		—	—	—
	7/20/2006	—	—	—	—	—	6,214		$108,310	—	—
	7/20/2006	—	—	—	—	—	—		—	6,214	$108,310

(1)	Stock options generally vest and become exercisable ratably over a three-year period (with 1/3 of the underlying shares vesting on each of the first three anniversaries of the grant date), and have a ten-year term. Subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “—Change-in-Control Arrangements,” 1/3 of the shares underlying the option granted on August 22, 2007 vest and become exercisable on each of August 22, 2008, 2009 and 2010; 1/3 of the shares underlying options granted on January 16, 2007 vest and become exercisable on each of January 16, 2008, 2009 and 2010; 1/3 of the shares underlying options granted on August 1, 2006 vest and become exercisable on each of August 1, 2007, 2008 and 2009; 1/3 of the shares underlying options granted on July 20, 2006 vest and become exercisable on each of July 20, 2007, 2008 and 2009; 1/3 of the shares underlying options granted on January 27, 2006 vest and become exercisable on each of January 27, 2007, 2008 and 2009; 1/3 of the shares underlying the option granted on August 1, 2005 vest and become exercisable on each of August 1, 2006, 2007 and 2008; and 1/3 of the shares underlying options granted on January 18, 2005 vest and become exercisable on each of January 18, 2006, 2007 and 2008. The options granted on January 30, 2004 were fully vested and exercisable as of January 30, 2007; the option granted on January 21, 2003 was fully vested and exercisable as of January 21, 2006; the option granted on January 29, 2002 was fully vested and exercisable as of January 29, 2005; the options granted January 19, 2001 were fully vested and exercisable as of December 31, 2003; and the option granted on April 24, 1998 was fully vested and exercisable as of January 1, 2003.
(2)	Upon termination of employment, the named executive officer generally has until the earlier of one year from the date of termination or the option expiration date to exercise his vested options. However, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company.
(3)	Amounts in column (g) represent restricted stock awards and restricted stock unit awards that generally vest in full on the third anniversary of the grant date. No portion of the awards vest prior to the third anniversary of the grant date. Subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “—Change-in-Control Arrangements,” the award granted on August 22, 2007 vests in full on August 22, 2010; the awards granted on January 16, 2007 vest in full on January 16, 2010; the award granted on August 1, 2006 vests in full on August 1, 2009; the award granted on July 20, 2006 vests in full on July 20, 2009; the awards granted on January 27, 2006 vest in full on January 27, 2009; and the award granted on August 1, 2005 vests in full on December 31, 2008.
(4)	Market value based on $17.43 per share, which was the closing market price of the Company’s Common Stock on December 31, 2007.
(5)	Amounts in column (i) represent performance share unit awards that are subject to vesting upon achievement of certain target performance objectives for the period beginning January 1, 2006 and ending December 31, 2008. Number of shares assume target level of performance under the 2006-2008 Long Term Incentive Plan.
(6)	Includes 1,226 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(7)	Includes 153 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(8)	Includes 41 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(9)	Includes 35 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(10)	Includes 115 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2007 for the named executive officers.

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Bradley J. Holiday	247,222	$889,881	—	—
Senior Executive Vice President and Chief Financial Officer (2)
Steven C. McCracken	470,167	$1,970,517	—	—
Senior Executive Vice President, Chief Administrative Officer and Secretary (2)
David A. Laverty	6,968	$34,283	—	—
Senior Vice President, Operations (2)

(1)	There were no exercises or vesting events in 2007 for any named executive officer other than as set forth in this table.
(2)	The reported transactions occurred pursuant to the terms of a 10b5-1 trading plan.

Nonqualified Deferred Compensation in Fiscal Year 2007

Executive Deferred Compensation Plan.

Pursuant to the Company’s executive deferred compensation plan (“DCP”), certain employees, including the named executive officers, may defer receipt of up to 75% of base salary and/or 100% of short-term (annual) incentive payments into cash accounts that mirror the gains and/or losses of several different publicly-available mutual funds selected by a committee consisting of members of senior management. In consultation with Clark Consulting, an independent benefits consultant, this committee periodically assesses and makes changes to its selection of possible funds for investment. Each participant makes investment allocation decisions from among the funds selected by the committee and the participant’s deferrals are deemed to be invested in such funds as requested. The participant does not actually own any share of the investment options he selects and all balances are unsecured contractual commitments by the Company. Other than as described above with respect to base salary, there are no limits on the amount of compensation that can be deferred under the DCP, contributions are made on a pre-tax basis, investment selections may be changed by the participant on a daily basis, and withdrawals may be taken while employed if scheduled in advance during the open enrollment period before each plan (calendar) year, subject to limitations provided by federal tax regulations. Distribution elections for lump sum payments, installment payments or combinations of these types of payments are available for distributions at death, disability or termination of employment, subject to limitations imposed as a result of federal tax regulations. The Company is not required, and to date has not elected, to make any contributions to the DCP. The DCP is not subject to above-market or Company-subsidized returns.

Name	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2007 ($)
(a)	(b)	(c)	(d)	(e)	(f)
George Fellows President and Chief Executive Officer	—	—	—	—	—

Bradley J. Holiday Senior Executive Vice President and Chief Financial Officer	—	—	$28,938	—	$359,223

Steven C. McCracken Senior Executive Vice President, Chief Administrative Officer and Secretary	—	—	$121,701	—	$1,316,274

David A. Laverty Senior Vice President, Operations	—	—	—	—	—

Thomas T. Yang Senior Vice President, International	—	—	$3,436	—	$87,466	(2)

(1)	The earnings reported in column (d) are not above-market or preferential and therefore are not reported in the Summary Compensation Table.
(2)	Includes $80,769 of Mr. Yang’s 2006 salary, which was previously reported in the “Salary” column of the Summary Compensation Table for 2006.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers has an employment agreement with the Company that provides for potential payments to such executive officer or other benefits (e.g. acceleration of vesting of long-term incentive awards) under certain circumstances following termination of employment or upon a change in control of the Company. The types and amounts of these potential payments vary depending on the following circumstances: (i) voluntary resignation by the executive officer or termination by the Company for substantial cause, (ii) termination by the Company without substantial cause, termination by the executive officer following material breach by the Company of the employment agreement or the Company failing to renew the employment agreement within 45 days of expiration of its term, (iii) a termination event within one year following (or for Mr. Fellows in certain circumstances within six months prior to or one year following) a change in control or (iv) permanent disability of the executive officer. In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the immediate vesting of the awards immediately prior to a change in control, subject to the Compensation Committee taking action to provide they do not vest. The Company’s 401(k) Retirement Investment Plan provides for full vesting of all Company matching contribution payments for all plan participants, including the named executive officers, immediately prior to a change in control and in the event of a termination due to permanent disability. The potential payments to be made under these varying circumstances, including the conditions and schedules for such payments, are described in this Proxy Statement under “Compensation Discussion and Analysis — Employment Agreements.” That description also provides the relevant definitions of “substantial cause,” “special severance,” “incentive payments,” “change in control,” and “termination event.”

Payments Made Upon Any Termination.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

•	Accrued but unpaid base salary;

•	Accrued but unused paid time off; and

•	Any balance held in the Company’s executive deferred compensation plan on behalf of the named executive officer (see also “Nonqualified Deferred Compensation in Fiscal Year 2007”).

Basis of Presentation and Underlying Assumptions.

The tables below quantify the potential payments and benefits that would be provided to each named executive officer under each termination or change in control circumstance listed. The amounts shown are based on the assumption that the triggering event took place on December 31, 2007, which was the last business day of 2007, and are based on the $17.43 per share closing market price of the Company’s Common Stock on such date. It also assumes the triggering event resulted in the immediate vesting of all unvested long-term incentives. For the purposes of the following tables, the values for stock options are the intrinsic values of the unvested portion of the stock options accelerated as a result of the applicable triggering event, calculated based on the “spread” (if any) between the closing market price of the Company’s Common Stock on December 31, 2007, and the exercise prices of such accelerated option shares. Such incremental amounts are in addition to the value of the vested portion of these options, if any, and other options held by the named executive officer that were fully vested as of December 31, 2007, as reflected in the “Outstanding Equity Awards at Fiscal Year-End 2007” table. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Internal Revenue Code (“IRC”). The values for the performance cash unit awards reflect the cash values of the awards for target performance, the level at which the awards would have been paid out upon the triggering event. The values for the performance share unit awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2007 of the number of shares issuable under the awards for target performance, the level at which the awards would have been paid out upon the triggering event. The values for restricted stock awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2007 of the number of shares for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values for restricted stock unit awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2007 of the number of shares underlying the units for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values of dividend equivalent rights accrued as of December 31, 2007, including fractional shares, are included in the values shown for restricted stock unit awards. Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the applicable severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 18 months following termination and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by the executive officers as of December 31, 2007 and are based on premium rates in effect at that time, which rates may vary during a severance period. Amounts shown for special severance and incentive payments assume continuous compliance with the conditions for payment set forth in the applicable employment agreement. Special severance and incentive payments may be delayed for six months following a termination event pursuant to Section 409A of the IRC and the rules and regulations promulgated thereunder, such amounts for which payment is delayed will be paid promptly after six months with interest calculated at the applicable one-year Treasury Bill rate. Amounts payable to each named executive officer (other than Mr. Fellows) with respect to a change in control or a termination event within one year of a change in control, are subject to reduction in accordance with the officer’s employment agreement to avoid imposition of excise tax for “parachute payments” within the meaning of Section 280G of the IRC. In accordance with his employment agreement, the Company will indemnify and reimburse Mr. Fellows by way of “gross up” payment for any excise taxes imposed on him with respect to payments and benefits provided to him upon the specified termination events related to a change in control. The following tables are based upon a theoretical triggering event. The actual amounts to be paid to any named executive officer in the event of his termination or a change in control, and the timing of such payments, and the value of any equity award acceleration benefits can only be determined at the time of, and under the circumstances of, an actual triggering event and in accordance with applicable law then in effect and reasonable interpretations thereof.

George Fellows.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Fellows, the Company’s President and Chief Executive Officer, assuming the triggering event took place on December 31, 2007:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control or termination occurs up to six months prior to qualifying change in control	Change in Control (without termination of employment)
Short term incentive award	$875,000	$875,000	$875,000	—
Continuation of base salary for six months following disability	—	$437,500	—	—
Twelve months’ COBRA premiums	—	$10,999	—	—
Long-term equity awards
Stock options	$1,180,246	$282,304	$1,180,246	$1,180,246
Performance cash units	$1,066,667	—	$1,066,667	$1,066,667
Performance share units	—	—	—	—
Restricted stock	$2,788,800	—	$2,788,800	$2,788,800
Restricted stock units	$1,315,181	—	$1,315,181	$1,315,181
Special severance
Portion of salary and target bonus	$1,750,000	—	$2,625,000	—
COBRA and CalCOBRA premiums	$21,261	—	$30,788	—
Incentive payments	$1,750,000	—	$2,625,000	—
401(k) accelerated vesting	—	—	—	—
280G excise tax gross up	—	—	$2,149,555	—

Total	$10,747,155	$1,605,803	$14,656,237	$6,350,894

Bradley J. Holiday.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Holiday, the Company’s Senior Executive Vice President and Chief Financial Officer, assuming the triggering event took place on December 31, 2007:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control	Change in Control (without termination of employment)
Short term incentive award	$300,000	$300,000	$300,000
Continuation of base salary for six months following disability	—	$250,000	—	—
Twelve months’ COBRA premiums	—	$15,760	—	—
Long-term equity awards
Stock Options	$306,006	$210,192	$306,006	$306,006
Performance cash units	$133,333	—	$133,333	$133,333
Performance share units	$177,315	—	$177,315	$177,315
Restricted stock	$177,315	—	$177,315	$177,315
Restricted stock units	$164,400	—	$164,400	$164,400
Special severance
Portion of salary and target bonus	$600,000	—	$1,196,000	—
COBRA and CalCOBRA premiums	$23,641	—	$44,257	—
Tax and financial planning services	$17,400	—	$34,800	—
Outplacement services	$15,000	—	$15,000	—
Incentive payments	$600,000	—	$1,196,000	—
401(k) accelerated vesting	—	—	—	—
280G cutback amount	—	—	$(470,125)	—

Total	$2,514,410	$775,952	$3,274,301	$958,369

Steven C. McCracken.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. McCracken, the Company’s Senior Executive Vice President, Chief Administrative Officer and Secretary, assuming the triggering event took place on December 31, 2007:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control	Change in Control (without termination of employment)
Short term incentive award	$330,000	$330,000	$330,000	—
Continuation of base salary for six months following disability	—	$275,000	—	—
Twelve months’ COBRA premiums	—	$15,760	—	—
Long-term equity awards
Stock options	$306,006	$210,192	$306,006	$306,006
Performance cash units	$133,333	—	$133,333	$133,333
Performance share units	$177,315	—	$177,315	$177,315
Restricted stock	$177,315	—	$177,315	$177,315
Restricted stock units	$164,400	—	$164,400	$164,400
Special severance
Portion of salary and target bonus	$660,000	—	$1,315,600	—
COBRA and CalCOBRA premiums	$23,641	—	$44,257	—
Tax and financial planning services	$17,400	—	$34,800	—
Outplacement services	$15,000	—	$15,000	—
Incentive payments	$660,000	—	$1,315,600	—
401(k) accelerated vesting	—	—	—	—

Total	$2,664,410	$830,952	$4,013,626	$958,369

David A. Laverty.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Laverty, the Company’s Senior Vice President, Operations, assuming the triggering event took place on December 31, 2007:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control	Change in Control (without termination of employment)
Short term incentive award	$167,500	$167,500	$167,500	—
Continuation of base salary for six months following disability	—	$167,500	—	—
Twelve months’ COBRA premiums	—	$15,760	—	—
Long-term equity awards
Stock options	$40,009	$7,962	$89,369	$89,369
Performance cash units	—	—	$100,000	$100,000
Performance share units	—	—	$102,332	$102,332
Restricted stock	—	—	$102,332	$102,332
Restricted stock units	—	—	$122,620	$122,620
Special severance
Portion of salary and target bonus	$251,250	—	$502,500	—
COBRA and CalCOBRA premiums	$15,760	—	$30,513	—
Tax and financial planning services	$11,600	—	$23,200	—
Outplacement services	$15,000	—	$15,000	—
Incentive payments	$251,250	—	$502,500	—
401(k) accelerated vesting	—	$9,543	$9,543	$9,543

Total	$752,369	$368,265	$1,767,409	$526,196

Thomas T. Yang.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Yang, the Company’s Senior Vice President, International, assuming the triggering event took place on December 31, 2007:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control	Change in Control (without termination of employment)
Short term incentive award	$180,000	$180,000	$180,000	—
Continuation of base salary for six months following disability	—	$180,000	—	—
Twelve months’ COBRA premiums	—	$15,760	—	—
Long-term equity awards
Stock options	$63,985	$26,467	$154,434	$154,434
Performance cash units	—	—	$100,000	$100,000
Performance share units	—	—	$108,310	$108,310
Restricted stock	—	—	$108,310	$108,310
Restricted stock units	—	—	$123,300	$123,300
Special severance
Portion of salary and target bonus	$270,000	—	$540,000	—
COBRA and CalCOBRA premiums	$15,760	—	$30,513	—
Tax and financial planning services	$11,600	—	$23,200	—
Outplacement services	$15,000	—	$15,000	—
Incentive payments	$270,000	—	$540,000	—
401(k) accelerated vesting	—	$2,905	$2,905	$2,905
280G cutback amount	—	—	$(180,185)	—

Total	$826,345	$405,132	$1,745,787	$597,259

Director Compensation in Fiscal Year 2007

The following table summarizes the compensation of the Company’s non-employee directors for fiscal year 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Samuel H. Armacost	$99,500	$26,201	(7)	$3,346	—	—	—	$129,047
Ronald S. Beard	$115,800	$26,201		$4,734	—	—	—	$146,735
John C. Cushman, III	$72,000	$26,201		$3,346	—	—	—	$101,547
Yotaro Kobayashi	$61,500	$26,201		$4,555	—	—	—	$92,256
Richard L. Rosenfield	$70,500	$26,201		$3,219	—	—	—	$99,920
Anthony S. Thornley	$106,900	$26,201		$3,019	—	—	—	$136,120

(1)	Directors who are not employees of the Company are paid annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The 2007 base cash compensation and daily cash compensation was $45,000 and $1,500, respectively. Non-employee directors who serve as chairs of committees of the Board of Directors are paid an additional $300 per day for each committee meeting attended as chair. In 2007, Messrs. Armacost, Beard, Rosenfield and Thornley each served as chair of a committee and received the additional per day fee with respect to each committee meeting chaired. Also, Mr. Beard was paid an additional $30,000 in 2007 for his service as Lead Independent Director. Mr. Thornley was paid an additional $10,000 in 2007 for his service as Chair of the Audit Committee. Mr. Armacost was paid an additional $5,000 in 2007 for his service as Chair of the Compensation and Management Succession Committee.
(2)	Represents the compensation costs of restricted stock units calculated for financial reporting purposes for the year utilizing the provisions of SFAS No. 123R, rather than an amount paid to or realized by the director. See Note 11, “Share-Based Employee Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for information concerning the SFAS No. 123R values, which are based on the fair value of the Company’s Common Stock on the date of grant, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2007 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever be realized. In 2007, each non-employee director was granted a restricted stock unit award for 2,710 units, with each unit representing a right to receive one share of Common Stock of the Company upon vesting of the award. The grant date fair value of each of these restricted stock unit awards was $50,081. As of December 31, 2007, the only outstanding, unvested stock awards held by the non-employee directors were restricted stock unit awards. As of December 31, 2007, the aggregate number of shares underlying outstanding and unvested (i.e., restrictions had not lapsed) restricted stock units held by each non-employee director was 6,561 shares. This aggregate amount includes shares underlying dividend equivalent rights that have been credited to the restricted stock units. Such shares will vest only to the extent the underlying units vest.
(3)	Represents the compensation costs of stock options calculated for financial reporting purposes for the year utilizing the provisions of SFAS No. 123R, rather than an amount paid to or realized by the director. See Note 11, “Share-Based Employee Compensation” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for the assumptions made in determining SFAS No. 123R values, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2007 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever by realized. For each non-employee director, the aggregate number of shares underlying options outstanding at December 31, 2007 was as follows: Mr. Armacost, 32,000; Mr. Beard, 44,000; Mr. Cushman, 32,000; Mr. Kobayashi, 118,000; Mr. Rosenfield, 46,000; and Mr. Thornley, 26,000. There were no options granted to non-employee board members during 2007.
(4)	Earnings on compensation deferred under the Company’s executive deferred compensation plan are not above-market or preferential and therefore not reported in this column.

(5)	The directors and their immediate family members received certain golf clubs and other products of the Company during 2007. The aggregate value of this personal benefit did not exceed $10,000 for any director in 2007 and is therefore not required to be reported as “All Other Compensation.”
(6)	The Company believes the dollar value of dividend equivalents accrued to unvested restricted stock units is factored into the grant date fair value of the award calculated in accordance with SFAS No. 123R. Accordingly, the dollar values of dividend equivalent rights accrued in 2007 with respect to the non-employee directors’ restricted stock units are not considered an item reportable as “All Other Compensation.” The dollar value of the dividend equivalent rights accrued in 2007 was less than $10,000 for each director.
(7)	Messrs. Armacost and Thornley have elected to defer receipt of the restricted stock units represented by this award beyond the vesting of such awards.

For additional information on standard director compensation arrangements, see “Board of Directors and Corporate Governance — Director Compensation.”

Certain Relationships and Transactions with Related Persons

As specified in its written charter, it is the duty of the Audit Committee to oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s written Code of Conduct. Such duties include review of related party transactions and other conflict of interest issues, including a review of any transaction involving the Company and named executive officers. Copies of the Audit Committee charter and the Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively.

Pursuant to the Code of Conduct, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Code of Conduct sets forth the requirements of the written reporting procedure, internal review of such reports and oversight of the procedures by the Audit Committee. The Code of Conduct also requires directors, officers or employees to report any instance of suspected violations of the Code or applicable law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2007.

ANNUAL REPORT

A copy of the Company’s 2007 Annual Report, including financial statements, is being made available with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

SHAREHOLDER PROPOSALS

If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2009 annual meeting of shareholders, then in addition to any other applicable requirements, such shareholder must give timely written notice of the matter to the Secretary of the Company. To be timely, written notice must be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting, provided, however, that in the event that the date of the 2009 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the Secretary not more than 120 days prior to the 2009 annual meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2009 annual meeting. Any such notice to the Secretary must include all of the information specified in the Company’s Bylaws.

If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2009 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 11, 2008, provided, however, that if the date of the 2009 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e., the 2008 Annual Meeting of Shareholders), then such notice must be received by the Secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2009 annual meeting.

OTHER MATTERS

Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Steven C. McCracken
Secretary

Carlsbad, California

April 4, 2008

Callaway Golf Company
2008 Annual Meeting of Shareholders
Tuesday, May 20, 2008
10:00 a.m. PDT

N
W
E
S
78
College Blvd.
Faraday Ave.
Priestly Dr.
San Marcos Blvd.
(turns into Palomar Airport Rd.)
15
5
Callaway Golf Company
2180 Rutherford Road
760/931-1771
Aston Ave.
Rutherford Road
Pascal Ct
El Camino Real
College Blvd.
Hidden Valley
Palomar Airport
Palomar Airport Road

<u>From Interstate 5:</u>

Exit Palomar Airport Road
Go East on Palomar Airport Road to College Blvd.
Turn left onto College Blvd.
Turn right onto Aston Avenue
Turn right onto Rutherford Road
Turn left into main parking lot at 2180 Rutherford Road

APPENDIX A

Please mark here for Address Change or Comments ☐
SEE REVERSE SIDE

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2.	I PLAN TO ATTEND THE MEETING ☐

1.	ELECTION OF DIRECTORS: 01 George Fellows 02 Samuel H. Armacost 03 Ronald S. Beard 04 John C. Cushman, III 05 Yotaro Kobayashi 06 Richard L. Rosenfield 07 Anthony S. Thornley

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.)

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In	their discretion, Steven C. McCracken and Bradley J. Holiday, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 20, 2008 and the Proxy Statement furnished with this card.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy revokes all proxies previously given.

— FOLD AND DETACH HERE —

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 P.M. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/ely		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkTM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

The Annual Report and Proxy Statement can be viewed on the Internet at

www.callawaygolf.com/2008annualmeeting

CALLAWAY GOLF COMPANY

The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN C. McCRACKEN and BRADLEY J. HOLIDAY, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, on May 20, 2008, at 10:00 A.M. (PDT), and at any adjournment or postponement thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed in the manner directed herein, as they see fit, and to drop any such nominees, in order to ensure the election of the greatest number of such nominees.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE HEREOF AND “FOR” ALL OTHER PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

— FOLD AND DETACH HERE —

http://bnymellon.mobular.net/bnymellon/ely

APPENDIX B

April 7, 2008

TO:	PARTICIPANTS IN THE CALLAWAY GOLF COMPANY EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

The Company has issued shares of Callaway Golf Company Common Stock to a Grantor Stock Trust to fund benefits under, among other things, the above referenced stock plans. The Grantor Stock Trust will be entitled to vote 1,620,828 shares at the 2008 Annual Meeting of Shareholders. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last twelve months under the Employee Stock Purchase Plan.

To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Union Bank of California, N.A., how to vote. YOU MUST RETURN THE VOTING INSTRUCTION CARD TO THE TRUSTEE USING THE ENCLOSED RETURN ENVELOPE PRIOR TO THE ANNUAL MEETING, WHICH WILL BE HELD ON MAY 20, 2008 IN ORDER TO EXERCISE YOUR VOTING RIGHTS UNDER THE TRUST. THE TRUSTEE, HOWEVER, CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 15, 2008 WILL BE COUNTED. IF YOUR VOTING INSTRUCTIONS ARE NOT RECEIVED PRIOR TO MAY 15, 2008, THE SHARES FOR WHICH YOU HAD THE RIGHT TO DIRECT THE VOTE WILL BE VOTED IN PROPORTION TO THE WAY THE OTHER SHARES ARE DIRECTED, EXCEPT AS MAY OTHERWISE BE REQUIRED BY LAW.

Your Board of Directors recommends a vote “FOR” each of the nominees for director set forth on the green Voting Instruction Card. Information concerning these nominees is set forth in the enclosed Proxy Statement.

Your Board of Directors also recommends a vote “FOR” ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.

You may receive more than one package of materials regarding the upcoming Annual Meeting. For example, if as of March 24, 2008 you owned any shares of the Company’s Common Stock directly, you will receive a separate mailing related to these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER IN ACCORDANCE WITH THE INSTRUCTIONS YOU RECEIVE FOR THOSE SHARES.

If you need further assistance, please contact Barb West at (760) 931-1771. Thank you for your cooperation.

Sincerely,

/s/ George Fellows
George Fellows
President and Chief Executive Officer

APPENDIX C

CALLAWAY GOLF COMPANY

Stock Plan Participant Voting Instruction Card

TO:	Union Bank of California, N.A.,
Trustee of the Callaway Golf Company Grantor Stock Trust

With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on May 20, 2008, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or Employee Stock Purchase Plan hereby directs Union Bank of California, N.A., as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS INSTRUCTED BELOW. IF A VOTING INSTRUCTION CARD IS SIGNED AND RETURNED BUT NO INSTRUCTIONS ARE INDICATED, SUCH VOTES WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2.

1.	ELECTION OF DIRECTORS

Nominees:	George Fellows, Samuel H. Armacost, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi, Richard L. Rosenfield and Anthony S. Thornley

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY
(except as marked to the contrary)	to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(Continued and to be signed on other side)

2.	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, Steven C. McCracken and Bradley J. Holiday, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 20, 2008, and the Proxy Statement furnished herewith.

Signature

Please sign exactly as name appears hereon.

Date , 2008
PLEASE MARK, DATE, SIGN AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE TRUSTEE CANNOT GUARANTEE THAT INSTRUCTIONS RECEIVED AFTER MAY 15, 2008 WILL BE COUNTED.